EXHIBIT 10.1

                         Amended and Restated

                     Loan And Security Agreement

                    Dated As Of September 30, 2004

                             By And Among

               LaSalle Bank National Association, as Agent

               The Financial Institutions From Time To Time

                      A Party Hereto, As Lenders,

                      AMCON Distributing Company
                       The Beverage Group, Inc.
                  Hawaiian Natural Water Company, Inc.
                    Chamberlin Natural Foods, Inc.

                                 And

                      Health Food Associates, Inc.

                            The Borrowers





























                        TABLE OF CONTENTS


                                                             Page

1.  DEFINITIONS.
                                                               2

2.  LOANS.                                                    12
    (a)  Revolving Loans.                                     12
    (b)  Term Loan A.                                         16
    (c)  Term Loan B                                          16
    (d)  Repayments                                           16
    (e)  Notes                                                18
    (f)  Borrower Reprentative                                18

3.  LETTERS OF CREDIT                                         19
    (a)  General Terms                                        19
    (b)  Requests for Letters of Credit                       19
    (c)  Obligations Absolute                                 19
    (d)  Expiration Dates of Letters of Credit                20
    (e)  Participation                                        20

4.  INTEREST, FEES AND CHARGES                                20
    (a)  Interest Rate                                        20
    (b)  Other LIBOR Provisions                               21
    (c)  Fees And Charges                                     24
    (d)  Maximum Interest                                     25

5.  COLLATERAL                                                25
    (a)  Grant of Security Interest to Agent                  25
    (b)  Other Security                                       26
    (c)  Possessory Collateral                                26
    (d)  Electronic Chattel Paper                             26
    (e)  Release of Subsidiary Borrower Liens                 26

6.  PRESERVATION OF COLLATERAL AND PERFECTION
     OF SECURITY INTERESTS THEREIN.                           27

7.  POSSESSION OF COLLATERAL AND RELATED MATTERS              28

8.  COLLECTIONS                                               28

9.  COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS
AND SCHEDULES                                                 32
    (a)  Daily Reports                                        32
    (b)  Monthly Reports                                      32
    (c)  Financial Statements                                 33
    (d)  Annual Projections                                   34
    (e)  Explanation of Budgets and Projections               34
    (f)  Public Reporting                                     34
    (g)  Other Information                                    34

10. TERMINATION; AUTOMATIC RENEWAL                            34
11. REPRESENTATIONS AND WARRANTIES                            35
    (a)  Financial Statements and Other Information           35
    (b)  Locations                                            36
    (c)  Loans by Borrower                                    36
    (d)  Accounts and Inventory                               36
    (e)  Liens                                                36
    (f)  Organization, Authority and No Conflict              36
    (g)  Litigation                                           37
    (h)  Compliance with Laws and Maintenance of Permits      37
    (i)  Affiliate Transactions                               38
    (j)  Names and Trade Names                                38
    (k)  Equipment                                            38
    (l)  Enforceability                                       38
    (m)  Solvency                                             38
    (n)  Indebtedness                                         39
    (o)  Margin Security and Use of Proceeds                  39
    (p)  Parent, Subsidiaries and Affiliates                  39
    (q)  No Defaults                                          39
    (r)  Employee Matters                                     39
    (s)  Intellectual Property                                39
    (t)  Environmental Matters                                40
    (u)  ERISA Matters                                        40

12.  AFFIRMATIVE COVENANTS                                    40
    (a)  Maintenance of Records                               40
    (b)  Notices                                              41
    (c)  Compliance with Laws and Maintenance of Permits      42
    (d)  Inspection and Audits                                42
    (e)  Insurance                                            43
    (f)  Collateral                                           44
    (g)  Use of Proceeds                                      45
    (h)  Taxes                                                45
    (i)  Intellectual Property                                45
    (j)  Checking Accounts and Cash Management Services       45
    (k)  Patriot Act, Bank Secrecy Act and Office of
Foreign Assets Control                                        45

13. NEGATIVE COVENANTS                                        46
    (a)  Guaranties                                           46
    (b)  Indebtedness                                         46
    (c)  Liens                                                47
    (d)Mergers, Sales, Acquisitions, Subsidiaries and
Other Transactions Outside the Ordinary Course of
Business                                                      47
    (e)  Dividends and Distributions                          47
    (f)  Investments; Loans                                   48
    (g)  Fundamental Changes, Line of Business                48
    (h)  Equipment                                            48
    (i)  Affiliate Transactions                               49
    (j)  Settling of Accounts                                 49




14. FINANCIAL COVENANTS                                       49
    (a)  Tangible Net Worth                                   49
    (b)  Fixed Charge Coverage                                50
    (c)  Capital Expenditure Limitations                      50

15. DEFAULT                                                   50
    (a)  Payment                                              50
    (b)  Breach of this Agreement and the Other
Agreements                                                    50
    (c)  Breaches of Other Obligations                        51
    (d)  Breach of Representations and Warranties             51
    (e)  Loss of Collateral                                   51
    (f)  Levy, Seizure or Attachment                          51
    (g)  Bankruptcy or Similar Proceedings                    51
    (h)  Appointment of Receiver                              52
    (i)  Judgment                                             52
    (j)  Death or Dissolution of Obligor                      52
    (k)  Default or Revocation of Guaranty                    52
    (l)  Criminal Proceedings                                 52
    (m)  Change of Control                                    52
    (n)  Material Adverse Change                              53

16. REMEDIES UPON AN EVENT OF DEFAULT                         53

17. CONDITIONS PRECEDENT                                      54

18. JOINT AND SEVERAL LIABILITY                               55

19. SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT
OF PAYMENTS                                                   57

20. AGENT                                                     58
    (a)  Appointment of Agent                                 58
    (b)  Nature of Duties of Agent                            58
    (c)  Lack of Reliance on Agent                            59
    (d)  Certain Rights of Agent                              59
    (e)  Reliance by Agent                                    59
    (f)  Indemnification of Agent                             60
    (g)  Agent in its Individual Capacity                     60
    (h)  Holders of Notes                                     61
    (i)  Successor Agent                                      61
    (j)  Collateral Matters                                   61
    (k)  Actions with Respect to Defaults                     63
    (l)  Delivery of Information                              63
    (m)  Demand                                               63
    (n)  Notice of Default                                    64

21. ASSIGNABILITY                                             64

22. AMENDMENTS, ETC                                           66

23. NONLIABILITY OF AGENT AND LENDERS                         67

24. INDEMNIFICATION                                           68

25. NOTICE                                                   68

26. CHOICE OF GOVERNING LAW; CONSTRUCTION;
FORUM SELECTION                                              69

27. HEADINGS OF SUBDIVISIONS                                 70

28. POWER OF ATTORNEY                                        70

29. CONFIDENTIALITY                                          70

30. COUNTERPARTS                                             70

31. ELECTRONIC SUBMISSIONS                                   71

32. EFFECT OF AMENDMENT AND RESTATEMENT                      71

33. WAIVER OF JURY TRIAL; OTHER WAIVERS                      71

EXHIBIT A - BUSINESS AND COLLATERAL LOCATIONS

EXHIBIT B - COMPLIANCE CERTIFICATE

EXHIBIT C - COMMERCIAL TORT CLAIMS

EXHIBIT D - FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

SCHEDULE 1 - PERMITTED LIENS

SCHEDULE 11(g) - LITIGATION

SCHEDULE 11(i) - AFFILIATE TRANSACTIONS

SCHEDULE 11(j) - NAMES & TRADE NAMES

SCHEDULE 11(n) - INDEBTEDNESS

SCHEDULE 11(p) - PARENT, SUBSIDIARIES AND AFFILIATES

SCHEDULE 17(a) - CLOSING DOCUMENT CHECKLIST















                      AMENDED AND RESTATED
                  LOAN AND SECURITY AGREEMENT

     THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this "Agreement") made this 30th day of September, 2004 by and among Gold Bank, a Kansas state bank, as a Lender ("Gold Bank") 800 West 47th Street, Kansas City, Missouri 64112, LASALLE BANK NATIONAL ASSOCIATION, a national banking association (in its individual capacity, "LaSalle"), as agent (in such capacity as agent, "Agent") for itself, Gold Bank and all other lenders from time to time a party hereto ("Lenders"), 135 South LaSalle Street, Chicago, Illinois 60603-4105, all other Lenders and AMCON Distributing Company, a Delaware corporation, having its principal place of business at 7405 Irvington Road, Omaha, Nebraska 68122 ("AMCON"), The Beverage Group, Inc., a Delaware corporation, having its principal place of business at 2 North Lake Avenue, Suite 910, Pasadena, California 91101 ("Beverage Group"), Chamberlin Natural Foods, Inc., a Florida corporation, having its principal place of business at 430 North Orlando Avenue, Winter Park, Florida 32789 ("Chamberlin Natural"), Hawaiian Natural Water Company, Inc., a Delaware corporation, having its principal place of business at 98-746 Kuahao Place, Pearl City, Hawaii 96782 ("Hawaiian Natural") and Health Food Associates, Inc., an Oklahoma corporation, having its principal place of business at 7807 East 51st Street, Tulsa, Oklahoma 74145 ("Health Food") (AMCON, Beverage Group, Chamberlin Natural, Hawaiian Natural and Health Food are each referred to as a "Borrower" and are collectively referred to as "Borrowers").

                         WITNESSETH:

     WHEREAS, AMCON, Agent and Lenders are parties to a certain Loan and Security Agreement, dated June 1, 2001 as it may be amended (the "Original Agreement") and various other agreements;

     WHEREAS, AMCON has requested that Agent and Lenders amend the terms and conditions of the Original Agreement in several respects and Agent and Lenders are willing to do so subject to the terms and conditions set forth in this Agreement;

     WHEREAS, it is the intention of the parties to this Agreement that upon execution of this Agreement, the Original Agreement (and, except as otherwise set forth in the following proviso, all obligations and rights of any party thereunder), shall be amended and restated by this Agreement; provided, however, the obligations to repay the loans and advances arising under the Original Agreement shall continue in full force and effect and the liens and security interests securing payment thereof shall be continuing but shall now be governed by the terms of this Agreement and the Other Agreements;

     WHEREAS, Borrowers may, from time to time, continue to request Loans from Agent and Lenders, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Agent and Lenders, shall be made;

     NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrowers by Agent and/or Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, the parties agree to amend and restate the Original Agreement as follows:

1.DEFINITIONS.

     "Account", "Account Debtor", "Chattel Paper", "Commercial Tort Claims", "Deposit Accounts", "Documents", "Electronic Chattel Paper", "Equipment", "Fixtures", "General Intangibles", "Goods", "Instruments", "Inventory", "Investment Property", "Letter-of-Credit Right", "Proceeds" and "Tangible Chattel Paper" shall have the respective meanings assigned to such terms in the Illinois Uniform Commercial Code, as the same may be in effect from time to time.

     "Affiliate" shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, a Borrower, (ii) which beneficially owns or holds five percent (5%) or more of the voting control or equity interests of a Borrower, or (iii) five percent (5%) or more of the voting control or equity interests of which is beneficially owned or held by a Borrower.

     "Assignment and Acceptance" shall have the meaning in Section 20 hereof.

     "Borrower Representative" shall mean AMCON.

     "Business Day" shall mean any day other than a Saturday, a Sunday or (i) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England or Chicago, Illinois are required or permitted to close, and (ii) with respect to all other matters, any day that banks in Chicago, Illinois are required or permitted to close.

     "Capital Expenditures" shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrowers and their Subsidiaries during such period that are required by generally accepted accounting principles, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrowers and their Subsidiaries.

     "Cigarette Inventory" shall mean Inventory of AMCON consisting of cigarettes and cigarette tax stamps.

     "Collateral" shall mean all of the property of each Borrower described in Section 5 hereof, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to Agent, for the benefit of Agent and Lenders to secure, either directly or indirectly, repayment of any of the Liabilities.
     "Defaulting Lender" shall have the meaning set forth in subsection 2(a) hereof.

     "EBITDA" shall mean, with respect to any period, AMCON's net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period.

     "Eligible Account" shall mean an Account owing to a Borrower which is acceptable to Agent in its sole discretion for lending purposes. Without limiting Agent's discretion, Agent shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, all of the following requirements:

        (i)  it is genuine and in all respects what it purports to be;

        (ii) it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Agent or assign it to Agent and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

        (iii) it arises from (A) the performance of services by such Borrower in the ordinary course of such Borrower's business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by such Borrower in the ordinary course of such Borrower's business, and
(x) such Goods have been completed in accordance with the Account Debtor's specifications (if any) and delivered to the Account Debtor,
(y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and
(z) such Borrower has possession of, or such Borrower has delivered to Agent (at Agent's request) shipping and delivery receipts evidencing delivery of such Goods;

        (iv) it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within thirty (30) days after the date of the invoice and does not remain unpaid more than thirty
(30) days past the invoice date thereof for invoices with seven (7) day terms or less or sixty (60) days past the invoice date thereof for all other invoices; provided, however, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid more than thirty (30) days past the invoice date thereof for invoices with seven (7) day terms or less or sixty (60) days after the respective invoice dates thereof for all other invoices, then all Accounts owing by that Account Debtor shall be deemed ineligible;

        (v) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;
        (vi) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

        (vii) the Account Debtor thereunder is not a director, officer, employee or agent of a Borrower, or a Subsidiary, Parent or Affiliate;

        (viii) it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless such Borrower assigns its right to payment of such Account to Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

        (ix) it is not an Account with respect to which the Account Debtor is located in a state which requires such Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state's taxing authority, unless (x) such Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Borrower at its election; or (z) such Borrower has proven, to Agent's satisfaction, that it is exempt from any such requirements under any such state's laws;

        (x) the Account Debtor is located within the United States of America or is located within a foreign country and, in such case, the Account is payable in U.S. Dollars and with respect to Account Debtors who are located within a foreign country, the Account is supported by a letter of credit which is in form and substance satisfactory to Agent, issued by a financial institution acceptable to Agent and assigned to Agent in a manner acceptable to Agent;

        (xi) it is an Account which arises out of a sale made in the ordinary course of each Borrower's business;

        (xii) it is not an Account with respect to which the Account Debtor's obligation to pay is conditional upon the Account Debtor's approval of the Goods or services or is otherwise subject to any repurchase obligation or return right (other than a right to return dated Cigarette Inventory which can, in turn, be returned by such Borrower to the manufacturer thereof for a full refund), as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;


        (xiii) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or
(B) which violates any of the covenants of such Borrower contained in this Agreement;

        (xiv) it is not an Account which, when added to a particular Account Debtor's other indebtedness to such Borrower, exceeds a credit limit determined by Agent in its sole discretion for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiv) shall be Eligible Accounts to the extent of such credit limit); and

        (xv) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Agent in its sole discretion.

     "Eligible Cigarette Inventory" shall mean Inventory of AMCON consisting of Cigarette Inventory which is acceptable to Agent in its sole discretion for lending purposes. Without limiting Agent's discretion, Agent shall, in general, consider Cigarette Inventory to be Eligible Inventory if it meets and so long as it continues to meet the following requirements:

        (i) it consists of cigarettes without tax stamps or cigarettes which have cigarette tax stamps affixed thereto which have been issued by any State or political subdivisions thereof where Agent determines, in its sole discretion, that the affixing of such jurisdiction's tax stamps thereto does not render such Inventory ineligible;

        (ii) it consists of tax stamps which have been paid in full with good funds by AMCON to the applicable state or local agency (i.e. no "post-dated" checks or the posting of bonds in lieu of payment) and no obligations for payment of the cigarette tax stamps remain outstanding with the applicable state or local agency, unless such stamps have been issued by any State or political subdivisions thereof where Agent determines in its sole discretion that Agent would be unable to affix or redeem such cigarette tax stamps or otherwise determines that such Inventory shall be ineligible; and

        (iii)  such Cigarette Inventory otherwise constitutes Eligible
Inventory.

     "Eligible Inventory" shall mean Inventory of a Borrower which is acceptable to Agent in its sole discretion for lending purposes. Without limiting Agent's discretion, Agent shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

        (i) it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Agent and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

        (ii) it is located on one of the premises listed on Exhibit A (or other locations of which Agent has been advised in writing pursuant to subsection 12(b)(i) hereof), such locations are within the United States and is not in transit except to the extent that it may be in transit to another location listed on Exhibit A on vehicles owned by such Borrower;

        (iii) if held for sale or lease or furnishing under contracts of service, it is (except as Agent may otherwise consent in writing) new and unused and free from defects which would, in Agent's sole determination, affect its market value;

        (iv) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Agent has given its prior written approval and such Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Agent, in form and substance acceptable to Agent, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Agent shall require;

        (v) it is not Inventory consisting of perishable, non frozen or refrigerated foods;

        (vi) Agent has determined, in accordance with Agent's customary business practices, that it is not unacceptable due to age, type, category or quantity; and

        (vii) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of such Borrower contained in this Agreement.

     "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to a Borrower's business or facilities owned or operated by a Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

     "Event of Default" shall have the meaning specified in Section 15 hereof.

     "Fiscal Year" shall mean each twelve (12) month accounting period of Borrowers, which ends on September 30th of each year.

     "Fixed Charges" shall mean for any period, without duplication, scheduled payments of principal during the applicable period with respect to all indebtedness of AMCON, for borrowed money, plus scheduled payments of principal during the applicable period with respect to all capitalized lease obligations of AMCON, plus scheduled payments of interest during the applicable period with respect to all indebtedness of AMCON, for borrowed money including capital lease obligations, plus unfinanced Capital Expenditures of AMCON, during the applicable period, plus payments during the applicable period in respect of income or franchise taxes of AMCON, plus any dividends or distributions made by AMCON, plus any fees paid by AMCON to William Wright in accordance with subsection 13(i) hereof.

     "Hazardous Materials" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

     "Indemnified Party" shall have the meaning specified in Section
18 hereof.

     "Interest Period" shall have the meaning specified in subsection 4(a)(ii) hereof.

     "Letter of Credit" shall mean any Letter of Credit issued on behalf of a Borrower in accordance with this Agreement.

     "Letter of Credit Obligations" shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.

     "Liabilities" shall mean any and all obligations, liabilities and indebtedness, (including, without limitation, Rate Hedging Obligations and Letter of Credit Obligations) of Borrowers to Agent and each Lender or to any parent, affiliate or subsidiary of Agent and each Lender of any and every kind and nature arising under this Agreement, or the Other Agreements, including without limitation, any Letters of Credit, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

     "LIBOR Rate" shall mean, with respect to any LIBOR Rate Loan for any Interest Period, a rate per annum equal to (a) the offered rate for deposits in United States dollars for a period equal to such Interest Period as displayed in the Bloomberg Financial Markets system (or such other authoritative source as selected by Agent in its sole discretion) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period divided by (b) a number equal to
1.0 minus the maximum reserve percentages (expressed as a decimal fraction) including, without limitation, basic supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by Agent by the Board of Governors of the Federal Reserve System. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

     "LIBOR Rate Loans" shall mean the Loans bearing interest with reference to the LIBOR Rate.

     "Loans" shall mean all loans and advances made by Agent and/or Lenders to or on behalf of Borrowers hereunder.

     "Lock Box" and "Lock Box Account" shall have the meanings specified in subsection 8(a) hereof.

     "Material Adverse Effect" shall mean a material adverse effect on the business, property, assets, prospects, operations or condition, financial or otherwise, of a Person.

     "Maximum Loan Limit" shall mean Sixty Million and No/100 Dollars ($60,000,000.00).

     "Maximum Revolving Loan Limit" shall have the meaning specified in subsection 2(a) hereof.

     "Obligor" shall mean Borrowers and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities.

     "Original Term" shall have the meaning specified in Section 10 hereof.

     "Other Agreements" shall mean all agreements, instruments and documents, other than this Agreement, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of a Borrower or any other Person and delivered to Agent and/or any Lender in connection with the Loans, the Letters of Credit or the other transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

     "Parent" shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of a Borrower and, if a Borrower is a partnership, the general partner of such Borrower.

     "PBGC" shall have the meaning specified in subsection 12(b)(v) hereof.

     "Permitted Liens" shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which such Borrower has maintained adequate reserves; (ii) liens or security interests in favor of Agent; (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on a Borrower's ability to use such real property for its intended purpose in connection with such Borrower's business; (iv) liens in connection with purchase money indebtedness and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases;
(v) liens set forth on Schedule 1 hereto; (vi) liens specifically permitted by Requisite Lenders in writing; (vii) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety, appeal or stay bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business; (viii) liens for taxes not yet due or for taxes which are being contested in good faith and by appropriate proceeding provided that (x) the contesting of any such payment does not give rise to a lien for taxes and (y) such Borrower keeps on deposit with Agent (such deposit to be held without interest) an amount of money which, in the sole judgment of Agent, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; (ix) mortgage liens on properties commonly known as 3125 East Thayer, Bismarck, North Dakota 58502 and 2517 Ellington Road, Quincy, Illinois 62305 in favor of Gold Bank to secure indebtedness permitted hereunder and (x) subordinated liens on the stock of Hawaiian Natural and Health Food in favor of William Wright.

     "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

     "Plan" shall have the meaning specified in subsection 12(b)(v) hereof.

     "Pre-Settlement Determination Date" shall have the meaning specified in Section 19 hereof.

     "Prime Rate" shall mean LaSalle's publicly announced prime rate (which is not intended to be LaSalle's lowest or most favorable rate in effect at any time) in effect from time to time.

     "Prime Rate Loans" shall mean the Loans bearing interest with reference to the Prime Rate.

     "Pro Rata Share" shall mean at any time, with respect to any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places), the numerator of which shall be the sum of the Revolving Loan Commitment and Term Loan Commitment, of such Lender at such time and the denominator of which shall be the Maximum Loan Limit at such time.

     "Rate Hedging Obligations" shall mean any and all obligations of Borrowers to the Agent and/or the Lenders, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under (1) any and all agreements designed to protect Borrowers from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to: interest rate swap agreements, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, floor or collar agreements, forward rate currency agreements relating to interest options, puts and warrants, and (2) any and all agreements relating to cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

     "Renewal Term" shall have the meaning specified in Section 10 hereof.

     "Requisite Lenders" shall mean, at any time, Lenders having Pro Rata Shares aggregating at least sixty-six and two-thirds percent (66-2/3rds%) at such time.

     "Revolving Loan Commitment" shall mean, with respect to any Lender, the maximum amount of Revolving Loans which such Lender has agreed to make to Borrowers, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto or an Assignment and Acceptance Agreement executed by such Lender.

     "Revolving Loan Limit" shall have the meaning specified in subsection 2(a) hereof.

     "Revolving Loans" shall have the meaning specified in subsection
2(a) hereof.


     "Settlement Date" shall have the meaning specified in Section 19 hereof.

     "Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by a Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by a Borrower or any partnership of which a Borrower is a general partner.

     "Subsidiary Accounts Sublimit" shall mean $1,500,000, as such amount be reduced from time to time pursuant to subsection 2(d)(iv) hereof.

     "Subsidiary Borrower" shall mean each of Beverage Group, Chamberlin Natural, Hawaiian Natural and Health Food.

     "Subsidiary Borrower Sale" shall mean a sale of substantially all of the assets or equity interests of a Subsidiary Borrower consented to by Agent (which consent shall not be unreasonably withheld).

     "Subsidiary Inventory Sublimit" shall mean $4,500,000, as such amount be reduced from time to time pursuant to subsection 2(d)(iv) hereof.

     "Subsidiary Sublimit" shall mean the sum of the Subsidiary
Accounts Sublimit and the Subsidiary Inventory Sublimit, as such amount be reduced from time to time pursuant to subsection 2(d)(iv) hereof.

     "Tangible Net Worth" shall have the meaning specified in subsection 14(a) hereof.

     "Tax" shall mean, in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Agent to be withheld or deducted from any payment otherwise required hereby to be made by a Borrower to Agent; provided, that the term "Tax" shall not include any taxes imposed upon the net income of Agent.

     "Term Loan A" shall have the meaning specified in subsection 2(b) hereof.

     "Term Loan Commitment A" shall mean, with respect to any Lender, the maximum amount of Term Loan A which such Lender has agreed to make, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto or on any Assignment and Acceptance Agreement executed by such Lender.

     "Term Loan B" shall have the meaning specified in subsection 2(c) hereof.

     "Term Loan Commitment B" shall mean, with respect to any Lender, the maximum amount of Term Loan B which such Lender has agreed to make, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto or on any Assignment and Acceptance Agreement executed by such Lender.

     "Term Loans" shall mean, collectively, Term Loan A and Term Loan
B.

2. LOANS.

     (a) Revolving Loans.

     Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, each Lender, severally and not jointly, agrees absent the occurrence of an Event of Default, to make its Pro Rata Share of revolving loans and advances (the "Revolving Loans") requested by Borrower Representative on behalf of each Borrower up to such Lender's Revolving Loan Commitment so long as after giving effect to such Revolving Loans, the sum of the aggregate unpaid principal balance of the Revolving Loans and the Letter of Credit Obligations does not exceed an amount up to the sum of the following sublimits (the "Revolving Loan Limit"):

     (i) Up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of AMCON's business) of AMCON's Eligible Accounts; plus

     (ii) Up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of such Borrower's business) of such Borrower's Eligible Accounts (other than AMCON's Eligible Accounts) or the Subsidiary Accounts Sublimit; whichever is less, plus

     (iii) Up to eighty-five percent (85%) of the lower of cost or market value of Eligible Cigarette Inventory or Twenty Million and No/100 Dollars ($20,000,000.00), whichever is less; plus

     (iv) Up to seventy percent (70%) of the lower of cost or market value of AMCON's Eligible Inventory (consisting solely of AMCON's
Eligible Inventory other than Eligible Cigarette Inventory set forth in clause (iii) above) or Twelve Million and No/100 Dollars
($12,000,000.00), whichever is less; plus

     (v) Up to sixty percent (60%) of the lower of cost or market value of such Borrower's Eligible Inventory (other than AMCON's
Eligible Inventory or Eligible Cigarette Inventory) or the Subsidiary Inventory Sublimit, whichever is less; minus


     (vi) such reserves as Agent elects, in its sole discretion to establish from time to time, including without limitation, a reserve with respect to Rate Hedging Obligations; provided, that the Revolving Loan Limit shall in no event exceed Fifty Five Million and No/100 Dollars ($55,000,000.00) less the then-outstanding principal balance of Term Loan A (the "Maximum Revolving Loan Limit") except as such amount may be increased or, following the occurrence of an Event of Default, decreased by Agent from time to time, in Agent's sole discretion. The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the lesser of the (i) Revolving Loan Limit minus the Letter of Credit Obligations and (ii) the Maximum Revolving Loan Limit minus the Letter of Credit Obligations. If at any time the outstanding Revolving Loans exceeds either the Revolving Loan Limit or the Maximum Revolving Loan Limit, in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Loan Limit (the "Overadvance"), Borrowers shall immediately, and without the necessity of demand by Agent, pay to Agent such amount as may be necessary to eliminate such Overadvance and Agent shall apply such payment to the Revolving Loans in such order as Agent shall determine in its sole discretion; provided that Agent may, in its sole discretion, permit such Overadvance (the "Interim Advance") to remain outstanding and continue to advance Revolving Loans to Borrowers on behalf of Lenders without the consent of any Lender for a period of up to thirty (30) calendar days, so long as (I) the amount of the Interim Advances does not exceed at any time Three Million and No/100 Dollars ($3,000,000.00), (ii) the aggregate outstanding principal balance of the Revolving Loans does not exceed the Maximum Revolving Loan Limit, and (iii) Agent has not been notified by Requisite Lenders to cease making such Revolving Loans.
If the Interim Advance is not repaid in full within thirty (30) days of the initial occurrence of the Interim Advance, no future advances may be made to Borrowers without the consent of all Lenders until the Interim Advance is repaid in full.

     Neither Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligations to make Revolving Loans hereunder, and the failure of any Lender to make its Pro Rata Share of any Revolving Loan hereunder shall not relieve any other Lender of its obligation, if any, to make its Pro Rata Share of any Revolving Loans hereunder.

     If Borrower Representative, on behalf of any Borrower, makes a request for a Revolving Loan as provided herein Agent, at its option and in its sole discretion, shall do either of the following:

     (i)advance the amount of the proposed Revolving Loan to such Borrower disproportionately (a "Disproportionate Advance") out of Agent's own funds on behalf of Lenders, which advance shall be on the same day as Borrower Representative's request therefor with respect to Prime Rate Loans if Borrower Representative notifies Agent of such request by 1:00 P.M., Chicago time on such day, and request settlement in accordance with Section 19 hereof such that upon such settlement each Lender's share of the outstanding Revolving Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share; or

     (ii) Notify each Lender by telecopy, electronic mail or other similar form of teletransmission of the proposed advance on the same day Agent is notified or deemed notified by Borrower Representative of such Borrower's request for an advance pursuant to this Section 2(a). Each Lender shall remit, to the demand deposit account designated by a Borrower (i) with respect to Prime Rate Loans, at or prior to 3:00 P.M., Chicago time, on the date of notification, if such notification is made before 1:00 P.M., Chicago time, or 10:00 A.M., Chicago time, on the Business Day immediately succeeding the date of such notification, if such notification is made after 1:00 P.M., Chicago time, and (ii) with respect to LIBOR Rate Loans, at or prior to 10:30 A.M., Chicago time, on the date such LIBOR Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender's Pro Rata Share of such proposed advance.

     If and to the extent that a Lender does not settle with Agent as required under this Agreement (a "Defaulting Lender") Borrowers and Defaulting Lender severally agree to repay to Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to a Borrower until the date such amount is repaid to Agent (x) in the case of a Defaulting Lender at the rate published by the Federal Reserve Bank of New York on the next succeeding Business Day as the "Federal Funds Rate" or if no such rate is published for any Business Day, at the average rate quoted for such day for such transactions from three (3) federal funds brokers of recognized standing selected by Agent, and (y) in the case of Borrowers, at the interest rate applicable at such time for such Loans; provided, that Borrowers' obligation to repay such advance to Agent shall not relieve such Defaulting Lender of its liability to Agent for failure to settle as provided in this Agreement.

     Each Borrower hereby authorizes Agent, in its sole discretion, to charge any of such Borrower's accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the Other Agreements.

     A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: the Borrower Representative, on behalf of the Borrower requesting such Revolving Loan, shall give Agent same day notice, no later than 1:00 P.M. (Chicago time) for such day, of its request for a Revolving Loan as a Prime Rate Loan, and at least three (3) Business Days prior notice of its request for a Revolving Loan as a LIBOR Rate Loan, in which notice the Borrower Representative shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default. In the event that a Borrower maintains a controlled disbursement account at LaSalle, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan as a Prime Rate Loan. As an accommodation to Borrowers, Agent may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrower Representative, on behalf of Borrowers. Unless Borrower Representative specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Borrower Representative, Agent shall have no liability to Borrowers for any loss or damage suffered by Borrower Representative or any Borrower as a result of Agent's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrower Representative and Agent shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

     Each Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Loan requested by Borrower Representative, or deemed to be requested by Borrower Representative, as follows: the proceeds of each Revolving Loan requested under Section 2(a) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower Representative, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by Borrower Representative and Agent from time to time, or elsewhere if pursuant to a written direction from Borrower Representative.

     (b) Term Loan A.

     Subject to the terms and conditions of this Agreement and the Other Agreements, on the date that the conditions to the initial Loans are satisfied, each Lender severally and not jointly agrees to make a term loan to AMCON in an amount equal to its Pro Rata Share of One Million One Hundred Sixty Thousand and No/100 Dollars ($1,160,000.00) against such Borrower's Equipment (the "Term Loan A"), but in any event not in excess of its Term Loan Commitment A. Amounts repaid with respect to the Term Loan A may not be reborrowed.

     (c) Term Loan B.

     Subject to the terms and conditions of this Agreement and the Other Agreements, on the date that the conditions to the initial Loans are satisfied, each Lender severally and not jointly agrees to make a term loan to AMCON in an amount equal to its Pro Rata Share of Five Million and No/100 Dollars ($5,000,000.00) as a special accommodation ("Term Loan B"), but in any event not in excess of its Term Loan B Commitment. The proceeds of Term Loan B shall be used in its entirety to repay AMCON's existing subordinated indebtedness in the outstanding aggregate principal amount of Six Million Eight Hundred Thousand and No/100 Dollars ($6,800,000.00). Amounts repaid with respect to the Term Loan B may not be reborrowed.

     (d) Repayments.

The Liabilities shall be repaid as follows:
     (i) Repayment of Revolving Loans. The Revolving Loans and all other Liabilities (other than the Term Loans) shall be repaid on the last day of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof.

     (ii) Repayment of Term Loan A. The Term Loan A shall be repaid in sixty (60) equal monthly installments of Sixteen Thousand Nine Hundred Thirty-Three and 33/100 Dollars ($16,933.33) payable on October 31, 2004 and on the corresponding day of each month thereafter (or if there is no corresponding day, on the last day of the month); provided, that any remaining outstanding principal balance of the Term Loan A shall be repaid at the end of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof. If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

     (iii) Repayment of Term Loan B. The Term Loan B shall be repaid in monthly installments of Two Hundred Seventy-Five Thousand and No/100 Dollars ($275,000.00) payable on May 1, 2005 and on the corresponding day of each month thereafter (or if there is no corresponding day, on the last day of the month); provided that any remaining outstanding principal balance of Term Loan B shall be repaid at the end of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof. If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

     (iv) Mandatory Prepayments of the Term Loans and Reductions in
Availability.

     (A) Sales of Assets and/or Equity Interests. (i) other than with respect to a Subsidiary Borrower Sale, upon receipt of the proceeds of the sale or other disposition of any Equipment or real property of a Borrower which is subject to a mortgage in favor of Agent, or if any of the Equipment or real property subject to such mortgage is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof shall be paid by such Borrower to Agent, for the benefit of Agent and Lenders, as a mandatory prepayment of the Term Loan B, such payment to be applied against the remaining installments of principal in the inverse order of their maturities until such Term Loan B is repaid in full, and then against Term Loan A in the inverse order of their maturities until such Term Loan A is repaid in full, and then against the other Liabilities, as determined by Agent, in its sole discretion and (ii) with respect to a Subsidiary Borrower Sale, provided that no Event of Default is then in existence, the proceeds thereof shall be applied to the outstanding principal balance of Loans to such Subsidiary Borrower and shall result in a mandatory reduction of the Subsidiary Sublimit (by application to the Subsidiary Accounts Sublimit and/or the Subsidiary Inventory Sublimit in such order as Agent shall determine in its sole discretion) and then against the other Liabilities, as determined by Agent, in its sole discretion, provided further that upon the existence of an Event of Default, the proceeds thereof shall be applied to the Liabilities in such order as Agent shall determine in its sole discretion.

     (B) Raising of Equity/Incurrence of Subordinated Debt. In the event AMCON or any Subsidiary Borrower causes any equity to be contributed or incurs indebtedness on a subordinated basis and AMCON elects to have such proceeds applied to the outstanding principal balance of the Loans to the Subsidiary Borrowers, then provided that Agent has consented to the contribution of equity or incurrence of indebtedness (which consent shall not be unreasonably withheld) and no Event of Default is then in existence, the proceeds thereof shall be applied, (i) in the case of AMCON, to the outstanding principal balance of Loans to the Subsidiary Borrowers in such order as Agent shall determine in its sole discretion and shall result in a mandatory reduction of the Subsidiary Sublimit (by application to the Subsidiary Accounts Sublimit and/or the Subsidiary Inventory Sublimit in such order as Agent shall determine in its sole discretion) and then against the other Liabilities, as determined by Agent, in its sole discretion and (ii) in the case of a Subsidiary Borrower, to the outstanding principal balance of Loans to such Subsidiary Borrower in such order as Agent shall determine in its sole discretion and shall result in a mandatory reduction of the Subsidiary Sublimit (by application to the Subsidiary Accounts Sublimit and/or the Subsidiary Inventory Sublimit in such order as Agent shall determine in its sole discretion) and then against the other Liabilities, as determined by Agent, in its sole discretion.

     (C) Payments by Guarantor. Upon receipt of any payments made by William Wright pursuant to his Continuing Unconditional Guaranty of even date herewith, such proceeds shall be applied by Agent as a mandatory prepayment of the Term Loan B, such payment to be applied against the remaining installments of principal in the inverse order of their maturities until such Term Loan B is repaid in full, and then shall be applied to the outstanding principal balance of the Loans to the Subsidiary Borrowers in such order as Agent shall determine in its sole discretion and shall result in a mandatory reduction of the Subsidiary Sublimit (by application to the Subsidiary Accounts Sublimit and/or the Subsidiary Inventory Sublimit in such order as Agent shall determine in its sole discretion), and then against the other Liabilities, as determined by Agent, in its sole discretion.

     (e) Notes.

     The Loans shall, in Agent's and Lenders' sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to each Lender. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Agent and each Lender.


     (f) Borrower Representative.

Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of issuing borrowing requests, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the Other Agreements and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under this Agreement and the Other Agreements. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to this Agreement or any Other Agreement from Borrower Representative as a notice or communication from all Borrowers. Each warranty, covenant, agreement and undertaking made on a Borrower's behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as it if the same had been made directly by such Borrower.

3. LETTERS OF CREDIT.

     (a) General Terms.

     Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term or any Renewal Term, Agent shall, absent the existence of an Event of Default, from time to time issue, cause to be issued and co-sign for or otherwise guarantee, upon the request of Borrower Representative, on behalf of a Borrower, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Five Million and No/100 Dollars ($5,000,000.00). Payments made by the issuer of a Letter of Credit to any Person on account of any Letter of Credit shall be immediately payable by such Borrower without notice, presentment or demand and each Borrower agrees that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit shall constitute a request by Borrower Representative, on behalf of such Borrower, for a Loan to reimburse such issuer. In the event such Loan is not advanced by Agent or Lenders for any reason, such reimbursement obligations (whether owing to the issuer of the Letter of Credit or Agent or Lenders) shall become part of the Liabilities hereunder and shall bear interest at the rate then applicable to Revolving Loans constituting Prime Rate Loans until repaid. Borrowers shall remit to Agent, for the benefit of Lenders, a Letter of Credit fee equal to one percent (1%) per annum on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable monthly in arrears on the last Business Day of each month. Borrowers shall also pay on demand the normal and customary administrative charges of the issuer of the Letter of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.




     (b) Requests for Letters of Credit.

     Borrower Representative, on behalf of each Borrower, shall make requests for Letters of Credit in writing at least three (3) Business Days prior to the date such Letter of Credit is to be issued. Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby. Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by the issuer of such Letter of Credit. If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

     (c) Obligations Absolute.

     Each Borrower shall be obligated to reimburse the issuer of any Letter of Credit, or Agent and/or Lenders if Agent and/or Lenders have reimbursed such issuer on a Borrower's behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of: (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any Other Agreement, (iii) the existence of any claim, set off, defense or other right which a Borrower or any other Person may have against any beneficiary of any Letter of Credit or Agent, any Lender or issuer of the Letter of Credit, (iv) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (vi) any other act or omission to act or delay of any kind of the issuer of such Letter of Credit, Agent, any Lender or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of a Borrower's obligations hereunder. It is understood and agreed by each Borrower that the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary.

      (d) Expiration Dates of Letters of Credit.

      The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and
(ii) the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term.
     (e) Participation.

     Immediately upon the issuance of a Letter of Credit in accordance with this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender's Pro Rata Share (including, without limitation, all obligations of Borrowers with respect thereto). Each Borrower hereby indemnifies Agent and each Lender against any and all liability and expense it may incur in connection with any Letter of Credit and agrees to reimburse Agent and each Lender for any payment made by Agent or any Lender to the issuer.

4. INTEREST, FEES AND CHARGES.

     (a) Interest Rate.

     Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii) or (iii) below:

     (i) Each Loan that is a Prime Rate Loan, other than Term Loan B, shall bear interest at the Prime Rate in effect from time to time, payable on the last Business Day of each month in arrears. Term Loan B shall bear interest at the rate of two percent (2%) per annum in excess of the Prime Rate in effect from time to time, payable on the last Business Day of each month in arrears. Said rates of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

     (ii) Each Loan that constitutes a LIBOR Rate Loan as of the date hereof may continue as a LIBOR Rate Loan until the later to occur of
(a) the last day of such Loan's Interest Period and (b) the termination date of the interest rate swap contract with LaSalle related to such Libor Rate Loan in effect as of the date hereof (the "Libor Termination Date"). Upon such Libor Rate Loan's Libor Termination Date, such LIBOR Rate Loan shall be converted to a Prime Rate Loan. Each LIBOR Rate Loan shall bear interest at two hundred fifty (250) basis points in excess of the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period. "Interest Period" shall mean any continuous period of one (1), two (2), three (3) months or six (6) months, as selected from time to time by the Borrower Representative requesting such LIBOR Rate Loan by irrevocable notice (in writing, by telecopy, telex, electronic mail or cable) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided, that: (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period shall be such that its expiration occurs on or before the end of the Original Term or any Renewal Term; and (C) if for any reason Borrower Representative shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans. Interest shall be payable on the last Business Day of each month in arrears and on the last Business Day of such Interest Period.

     (iii) Upon the occurrence of an Event of Default and during the continuance thereof, the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year.

     (b) Other LIBOR Provisions.

        (i) Subject to the provisions of this Agreement, Borrower Representative, on behalf of each Borrower, shall have the option (A) as of any date, to convert all or any part of the Prime Rate Loans to, or request that new Loans be made as, LIBOR Rate Loans of various Interest Periods, (B) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Rate Loans as LIBOR Rate Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans to Prime Rate Loans; and
(D) at any time, to request new Loans as Prime Rate Loans; provided, that Loans may not be continued as or converted to LIBOR Rate Loans, if the continuation or conversion thereof would violate the provisions of subsections 4(b)(ii) or 4(b)(iii) of this Agreement or if an Event of Default has occurred. Notwithstanding the foregoing, without the consent of the Required Lenders, Borrower Representative, on behalf of each Borrower, shall not be permitted (A) as of any date, to convert all or any part of the Prime Rate Loans to, or request that new Loans be made as, LIBOR Rate Loans of various Interest Periods, or (B) as of the last day of any Interest Period, to continue all or any portion of any LIBOR Rate Loans as a LIBOR Rate Loan to the extent the expiration of such continued LIBOR Rate Loan's Interest Period occurs after such LIBOR Rate Loan's LIBOR Termination Date.

        (ii) Agent's determination of the LIBOR Rate as provided above shall be conclusive, absent manifest error. Furthermore, if Agent or any Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Loans are not available to Agent or such Lender in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by Borrower Representative to be LIBOR Rate Loans or the Loans bearing interest at the rates set forth in subsection 4(a)(ii) of this Agreement shall not represent the effective pricing to such Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Agent shall promptly notify Borrower Representative and (1) all existing LIBOR Rate Loans shall convert to Prime Rate Loans upon the end of the applicable Interest Period, and (2) no additional LIBOR Rate Loans shall be made until such circumstances are cured.
        (iii) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Agent or any Lender or its lending offices (a "Regulatory Change"), shall, in the opinion of counsel to Agent or such Lender, make it unlawful for Agent or such Lender to make or maintain LIBOR Rate Loans, then Agent shall promptly notify Borrower Representative and (A) the LIBOR Rate Loans shall immediately convert to Prime Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

        (iv) If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any Interest Period or if a LIBOR Rate Loan does not occur on a date specified by the Borrower Representative in its request (other than as a result of a default by Agent or a Lender), each Borrower agrees to indemnify Agent and each Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by Agent or such Lender to fund or maintain such LIBOR Rate Loan) cost or expense incurred by Agent or such Lender as a result of such prepayment.

        (v) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Agent or any Lender; (B) subject Agent or any Lender or the LIBOR Rate Loans to any Tax or change the basis of taxation of payments to Agent or any Lender of principal or interest due from a Borrower to Agent or such Lender hereunder (other than a change in the taxation of the overall net income of Agent or such Lender); or (C) impose on Agent or any Lender any other condition regarding the LIBOR Rate Loans or Agent's or any Lender's funding thereof, and Agent or any Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Agent or such Lender of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Agent or such Lender hereunder, then Borrowers shall pay to such party, on demand, such additional amounts as such party shall, from time to time, determine are sufficient to compensate and indemnify such party from such increased cost or reduced amount.

        (vi) Each of Agent and each Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Taxes. If (A) Agent or any Lender shall be subject to any Tax in respect of any LIBOR Rate Loans or any part thereof or, (B) Borrowers shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Rate Loans shall be adjusted by Agent or such Lender to reflect all additional costs incurred by Agent or such Lender in connection with the payment by Agent or such Lender or the withholding by a Borrower of such Tax and Borrower Representative shall provide Agent or such Lender with a statement detailing the amount of any such Tax actually paid by Borrowers. Determination by Agent or any Lender of the amount of such costs shall be conclusive, absent manifest error. If after any such adjustment any part of any Tax paid by Agent or any Lender is subsequently recovered by Agent or such Lender, such party shall reimburse Borrowers to the extent of the amount so recovered. A certificate of an officer of Agent or any Lender setting forth the amount of such recovery and the basis therefor shall be conclusive, absent manifest error.

        (vii) Each request for LIBOR Rate Loans shall be in an amount not less than One Million and No/100 Dollars ($1,000,000.00), and in integral multiples of, One Million and No/100 Dollars ($1,000,000.00).

        (viii) Unless otherwise specified by Borrower Representative, all Loans shall be Prime Rate Loans.

        (ix) No more than five (5) Interest Periods may be in effect with respect to outstanding LIBOR Rate Loans at any one time.

     (c)  Fees And Charges.

        (i) Closing Fee: Borrower shall pay to Agent, for the benefit of Lenders, a closing fee of One Hundred Thousand and No/100 Dollars ($100,000.00), which fee shall be fully earned by Lenders and payable on the date of disbursement of the initial Loans hereunder.

        (ii) Unused Line Fee: Borrowers shall jointly and severally pay to Agent, for the benefit of Lenders, an unused line fee of one-fourth of one percent (1/4th of 1%) of the difference between the Maximum Revolving Loan Limit and the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each month, which fee shall be fully earned by Lenders and payable monthly in arrears on the first Business Day of each month. Said fee shall be calculated on the basis of a 360 day year.

        (iii)  Special Accommodation Fee:  Borrowers shall pay to
Agent, for the benefit of Lenders, a special accommodation fee equal to $250,000.00, which fee shall be fully earned by Lenders and payable on the date of disbursement of the initial Loans hereunder.

        (iv) Costs and Expenses: Borrowers shall reimburse Agent for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys' fees (whether for internal or outside counsel, provided that the amount Borrowers shall pay to Agent, for its own account, with respect to internal attorney's fees in connection with the documentation and consummation of this transaction shall be $50,000.00), incurred by Agent in connection with the
(i) documentation and consummation of this transaction and any other transactions among Borrowers, Agent and Lenders, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Liabilities; and (iv) administration and enforcement of any of Agent's and/or any Lender's rights under this Agreement or any Other Agreement (including, without limitation, any costs and expenses of any third party provider engaged by Agent for such purposes). Borrowers shall also pay all normal service charges with respect to all accounts maintained by each Borrower with LaSalle and any additional services requested by a Borrower from LaSalle. All such costs, expenses and charges shall, if owed to LaSalle, be reimbursed by Agent and Lenders and in such event, or in the event such costs and expenses are owed to Agent or a Lender, shall constitute Liabilities hereunder, shall be payable by Borrowers to Agent on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. In addition, following the occurrence of an Event of Default, Borrowers shall reimburse each Lender for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys' fees, incurred by such Lender in connection with the (i) collection, protection or enforcement of any rights in or to the Collateral; (ii) collection of any Liabilities; and (iii) administration and enforcement of any of Lenders' rights under this Agreement.

        (v) Capital Adequacy Charge. If Agent or any Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Agent or such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party's capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration such party's policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Agent to Borrower Representative of a written demand therefor ("Capital Adequacy Demand") together with the certificate described below, Borrowers shall pay to such party such additional amount or amounts ("Capital Adequacy Charge") as will compensate such party for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of Agent or such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Agent or such Lender, and the method by which such amount was determined. In determining such amount, the applicable party may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

     (d)  Maximum Interest.

     It is the intent of the parties that the rate of interest and other charges to each Borrower under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Agent or any Lender may lawfully charge such Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to such Borrower.

5.COLLATERAL.

     (a)  Grant of Security Interest to Agent.

     As security for the payment of all Loans now or in the future made by Agent and Lenders to Borrowers hereunder and for the payment or other satisfaction of all other Liabilities, each Borrower hereby assigns to Agent, for the benefit of Agent and Lenders, and grants to Agent, for the benefit of Agent and Lenders, a continuing security interest in the following property of such Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Borrower; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification);
(c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Exhibit C hereto, (i) any other property of such Borrower now or hereafter in the possession, custody or control of Agent or any Lender or any agent or any parent, affiliate or subsidiary of Agent or any Lender or any participant with any Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and
(j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of such Borrower's books and records relating to any of the foregoing and to such Borrower's business.

     (b)  Other Security.

     Agent, in its sole discretion, without waiving or releasing any obligation, liability or duty of a Borrower under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by Agent in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Agent shall constitute Liabilities, payable by Borrowers to Agent on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

     (c)  Possessory Collateral.

     Immediately upon a Borrower's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Borrower shall deliver the original thereof to Agent together with an appropriate endorsement or other specific evidence of assignment thereof to Agent (in form and substance acceptable to Agent). If an endorsement or assignment of any such items shall not be made for any reason, Agent is hereby irrevocably authorized, as each Borrower's attorney and agent-in-fact, to endorse or assign the same on such Borrower's behalf.

     (d)  Electronic Chattel Paper.

     To the extent that a Borrower obtains or maintains any Electronic Chattel Paper, such Borrower shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

     (e)  Release of Subsidiary Borrower Liens.

     So long as no Event of Default is then in existence, at such time as (i) all Liabilities of each Subsidiary Borrower shall have been repaid in full and neither Agent nor any Lender shall have any commitment to lend or other obligation to such Subsidiary Borrowers and (ii) Term Loan B has been repaid in full, then (x) Agent shall, upon request, release its liens on the assets of such Subsidiary Borrowers and (y) at such time as Agent releases its liens, the Subsidiary Borrowers shall no longer be considered Borrowers hereunder and Agent shall have no claims against such Subsidiary Borrowers except with respect to claims thereafter arising under Section 24 hereunder.



6.  PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS
THEREIN.

     Each Borrower shall, at Agent's request, at any time and from time to time, authenticate, execute and deliver to Agent such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Agent) and do such other acts and things or cause third parties to do such other acts and things as Agent may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Agent (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Each Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as such Borrower's true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Agent's security interest in the Collateral. Each Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement. Each Borrower further ratifies and confirms the prior filing by Agent of any and all financing statements which identify such Borrower as debtor, Agent as secured party and any or all Collateral as collateral.

7.  POSSESSION OF COLLATERAL AND RELATED MATTERS.

     Until an Event of Default has occurred, each Borrower shall have the right, except as otherwise provided in this Agreement, in the ordinary course of such Borrower's business, to (a) sell, lease or furnish under contracts of service any of such Borrower's Inventory normally held by such Borrower for any such purpose; and (b) use and consume any raw materials, work in process or other materials normally held by such Borrower for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by such Borrower.

8.  COLLECTIONS.

     (a) With respect to AMCON, such Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the "Lock Box") designated by, and under the exclusive control of, Agent, at a financial institution acceptable to Agent. Such Borrower shall establish an account (the "Lock Box Account") in Agent's name with a financial institution acceptable to Agent, into which all payments received in the Lock Box shall be deposited, and into which such Borrower will immediately deposit all payments received by such Borrower on Accounts in the identical form in which such payments were received, whether by cash or check. If such Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of such Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with such Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, such Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account. The financial institution with which the Lock Box Account is established shall acknowledge and agree, in a manner satisfactory to Agent, that the amounts on deposit in such Lock Box and Lock Box Account are the sole and exclusive property of Agent, that such financial institution will follow the instructions of Agent with respect to disposition of funds in the Lock Box and Lock Box Account without further consent from such Borrower, that such financial institution has no right to setoff against the Lock Box or Lock Box Account or against any other account maintained by such financial institution into which the contents of the Lock Box or Lock Box Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Agent in a manner satisfactory to Agent, funds deposited in the Lock Box Account on a daily basis as such funds are collected. Such Borrower agrees that all payments made to such Lock Box Account or otherwise received by Agent, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise, will be applied on account of the Liabilities in accordance with the terms of this Agreement; provided, that so long as no Event of Default has occurred, payments received by Agent shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Agent, until the earlier of (i) the last Business Day of the Interest Period applicable to such LIBOR Rate Loan and (ii) the occurrence of an Event of Default; provided, further, that so long as no Event of Default has occurred, the immediately available funds in such cash collateral account may be disbursed, at Borrower Representative's discretion, to such Borrower so long as after giving effect to such disbursement, such Borrower's availability under subsection 2(a) hereof at such time, equals or exceeds the outstanding Revolving Loans at such time. Such Borrower agrees to pay all fees, costs and expenses in connection with opening and maintaining the Lock Box and Lock Box Account. All of such fees, costs and expenses if not paid by such Borrower, may be paid by Agent and in such event all amounts paid by Agent shall constitute Liabilities hereunder, shall be payable to Agent by such Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by such Borrower to Agent, and, if that endorsement of any such item shall not be made for any reason, Agent is hereby irrevocably authorized to endorse the same on such Borrower's behalf. For the purpose of this section, such Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as such Borrower's true and lawful attorney and agent-in-fact (I) to endorse such Borrower's name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of such Borrower or Goods pertaining thereto;
(ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any of such Borrower's mail is deposited, and open and process all mail addressed to such Borrower and deposited therein.
(b) With respect to each Borrower other than AMCON, until such time as Agent shall, in its sole discretion, after the occurrence of an Event of Default, notify such Borrowers that Agent will require such Borrowers to establish and maintain a Lock Box and Lock Box Account, such Borrowers shall collect and enforce all of their Accounts. All costs of enforcement and collection of such Borrowers' Accounts shall be borne solely by each such Borrowers, whether the same are incurred by Agent or by such Borrowers. Such Borrowers agree that, with respect to all of such Borrowers' Accounts, the collection and enforcement of such Accounts by such Borrowers shall be as Agent's agent, and that all collections and proceeds thereof (and of all other Collateral, including, without limitation, Inventory) received by such Borrowers, Affiliate or any Subsidiary or any shareholder, officer, director, employee or agent of such Borrowers or any Affiliate or Subsidiary, or any other person acting for or in connection with such Borrowers shall be received in trust for Agent and shall be promptly turned over to Agent or another financial institution acceptable to Agent in the precise form in which received, either by mailing the same or delivering the same to Agent or another financial institution acceptable to Agent not later than the Business Day following the receipt thereof. Each such Borrower agrees that it will not intermingle or permit the intermingling of such collections or proceeds with any of such Borrower's other funds or property but will hold such collections and proceeds separate and apart from such other funds and property and upon an express trust for Agent. Such collections and proceeds so turned over to Agent may be handled and administered by Agent in and through a remittance or similar account, but each Borrower acknowledges that the maintenance of such an account is solely for the convenience of Agent in facilitating its own operations and that each such Borrower has not and shall not have any right, title or interest in any such account or in the amounts at any time appearing to the credit thereof. If any of such collections and proceeds are turned over to another financial institution acceptable to Agent, such financial institution shall acknowledge and agree, in a manner satisfactory to Agent, that the collections and proceeds so turned over and the remittance or similar account (a "Local Depository Account") through which such collections and proceeds may be handled and administered by said financial institution are the sole and exclusive property of Agent, that such financial institution will follow the instructions of Agent with respect to disposition of funds in the Local Depository Account without further consent from any such Borrower, that such financial institution has no right to setoff against the Local Depository Account or against any other account maintained by such financial institution into which the contents of the Local Depository Account may be transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds in a manner satisfactory to Agent, funds deposited in the Local Depository Account on a daily basis as such funds are collected. At such time as Agent shall require any such Borrower to maintain a Lock Box and Lock Box Account following the occurrence of an Event of Default such Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the "Lock Box") designated by, and under the exclusive control of, Agent, at a financial institution acceptable to Agent. Each such Borrower shall establish an account (the "Lock Box Account") in Agent's name with a financial institution acceptable to Agent, into which all payments received in the Lock Box shall be deposited, and into which such Borrower will immediately deposit all payments received by such Borrower on Accounts in the identical form in which such payments were received, whether by cash or check. If such Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of such Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with such Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, such Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account. The financial institution with which the Lock Box Account is established shall acknowledge and agree, in a manner satisfactory to Agent, that such financial institution will follow the instructions of Agent with respect to disposition of funds in the Lock Box and Lock Box Account without further consent from such Borrower, that the amounts on deposit in such Lock Box and Lock Box Account are the sole and exclusive property of Agent, that such financial institution has no right to setoff against the Lock Box or Lock Box Account or against any other account maintained by such financial institution into which the contents of the Lock Box or Lock Box Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Lender in a manner satisfactory to Agent, funds deposited in the Lock Box Account on a daily basis as such funds are collected. Each such Borrower agrees that all payments made to such Lock Box Account or otherwise received by Agent, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise, will be applied on account of the Liabilities in accordance with the terms of this Agreement; provided, that so long as no Event of Default has occurred, payments received by Agent shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Agent, until the earlier of (i) the last Business Day of the Interest Period applicable to such LIBOR Rate Loan and (ii) the occurrence of an Event of Default; provided further, that so long as no Event of Default has occurred, the immediately available funds in such cash collateral account may be disbursed, at Borrower Representative's discretion, to such Borrower so long as after giving effect to such disbursement, such Borrower's availability under subsection 2(a) hereof at such time, equals or exceeds the outstanding Revolving Loans at such time. Each such Borrower agrees to pay all fees, costs and expenses in connection with opening and maintaining a Local Depository Account and/or the Lock Box and Lock Box Account. All of such fees, costs and expenses if not paid by such Borrower, may be paid by Agent and in such event all amounts paid by Agent shall constitute Liabilities hereunder, shall be payable to Agent by such Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by such Borrower to Agent, and, if that endorsement of any such item shall not be made for any reason, Agent is hereby irrevocably authorized to endorse the same on such Borrower's behalf. For the purpose of this section, each such Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Lender for that purpose) as such Borrower's true and lawful attorney and agent-in-fact (i) to endorse such Borrower's name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of such Borrower or Goods pertaining thereto;
(ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any of such Borrower's mail is deposited, and open and process all mail addressed to such Borrower and deposited therein.

     (c) Agent may, at any time and from time to time after the occurrence of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrowers' Accounts or other amounts owed to a Borrower by suit or otherwise; (ii) exercise all of such Borrower's rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to such Borrower; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to such Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;
(iv)sell or assign any Account of such Borrower or other amount owed to such Borrower upon such terms, for such amount and at such time or times as Agent deems advisable; (v)prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to such Borrower; and (vi)do all other acts and things which are necessary, in Agent's sole discretion, to fulfill such Borrower's obligations under this Agreement and the Other Agreements and to allow Agent to collect the Accounts or other amounts owed to such Borrower. In addition to any other provision hereof, Agent may at any time, whether before or after the occurrence of an Event of Default, at Borrowers' expense, notify any parties obligated on any of the Accounts to make payment directly to Agent of any amounts due or to become due thereunder.

     (d) For purposes of calculating interest and fees, Agent shall, on the same Business Day after receipt by Agent at its office in Chicago, Illinois of (i) checks and (ii) cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral, apply the whole or any part of such collections or Proceeds against the Liabilities in such order as Agent shall determine in its sole discretion. For purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral shall be applied in whole or in part against the Liabilities, in such order as Agent shall determine in its sole discretion, on the day of receipt, subject to actual collection.

     (e) On a monthly basis, Agent shall deliver to Borrower Representative an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrowers unless Borrower Representative notifies Agent in writing, specifying any error therein, within thirty (30) days of the date such account statement is sent to Borrower Representative and any such notice shall only constitute an objection to the items specifically identified.

9.  COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

     (a)  Daily Reports.

     Borrower Representative shall deliver to Agent an executed daily loan report and certificate in Agent's then current form on each day on which such Borrower Representative requests a Revolving Loan on behalf of a Borrower, and in any event at least once each week, which shall be accompanied by copies of such Borrower's sales journal, cash receipts journal and credit memo journal for the relevant period.
Such report shall reflect the activity of such Borrower with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to Agent and shall contain such additional information concerning Accounts and Inventory as may be requested by Agent including, without limitation, but only if specifically requested by Agent, copies of all invoices prepared in connection with such Accounts.

     (b)  Monthly Reports.

     Borrower Representative shall deliver to Agent, in addition to any other reports, as soon as practicable and in any event: (i) within ten (10) days after the end of each month, (A) a detailed trial balance of each Borrower's Accounts aged per invoice date, in form and substance reasonably satisfactory to Agent including, without limitation, the names and addresses of all Account Debtors of each Borrower, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Agent may require in its sole discretion), including a listing of any held checks; and (ii) within ten (10) days after the end of each month, the general ledger inventory account balance, a perpetual inventory report and Agent's standard form of Inventory report then in effect or the form most recently requested from Borrowers by Agent, for each Borrower by each category of Inventory, together with a description of the monthly change in each category of Inventory.

     (c)  Financial Statements.

     Borrower Representative shall deliver to Agent and each Lender the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit B hereto (except with respect to statements required pursuant to clause (i) of this subsection), which compliance certificate shall include a calculation of all financial covenants contained in this Agreement: (i) no later than thirty (30) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrowers and their Subsidiaries on a consolidated and consolidating basis, certified by the Chief Financial Officer of Borrower Representative and each of Borrowers' Subsidiaries; (ii) no later than forty five
(45) days after the end of each of the first three quarters of each Borrower's Fiscal Year, copies of internally prepared financial statements including, without limitation, balance sheets, statements of income, retained earnings, cash flows and reconciliation of surplus of Borrowers and their Subsidiaries on a consolidated and consolidating basis, certified by the Chief Financial Officer of Borrower Representative and each of Borrowers' Subsidiaries and (iii) no later than ninety (90) days after the end of each of Borrowers' Fiscal Years, certified annual financial statements of Borrowers and their Subsidiaries on a consolidated and consolidating basis with an unqualified opinion by independent certified public accountants selected by Borrowers and their Subsidiaries and reasonably satisfactory to Agent, which financial statements shall be accompanied by (A) a letter from such accountants acknowledging that they are aware that a primary intent of Borrowers and their Subsidiaries in obtaining such financial statements is to influence Agent and Lenders and that Agent and Lenders are relying upon such financial statements in connection with the exercise of their rights hereunder, provided, that Borrowers shall only be required to use their reasonable efforts exercised in good faith to obtain such letter; and (B) copies of any management letters sent to a Borrower by such accountants.

     (d)  Annual Projections.

     As soon as practicable and in any event prior to the beginning of each Fiscal Year, Borrower Representative shall deliver to Agent and each Lender projected balance sheets, statements of income and cash flow for Borrowers on a consolidated and consolidating basis, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Agent.

     (e)  Explanation of Budgets and Projections.

     In conjunction with the delivery of the annual presentation of projections or budgets referred to in subsection 9(d) above, Borrower Representative shall deliver a letter signed by the President or a Vice President of Borrower Representative and by the Treasurer or Chief Financial Officer of Borrower Representative, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrowers.

     (f)  Public Reporting.

     Promptly upon the filing thereof, Borrower Representative shall deliver to Agent and each Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which any Borrower or any of such Borrower's Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Agent and each Lender copies of any reports and proxy statements delivered to its shareholders.

     (g)  Other Information.

     Promptly following request therefor by Agent, Borrower
Representative shall deliver to Agent such other business or financial data, reports, appraisals and projections as Agent may reasonably request.

10.  TERMINATION; AUTOMATIC RENEWAL.

     THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL APRIL 30, 2007 (THE "ORIGINAL TERM") AND SHALL AUTOMATICALLY RENEW ITSELF FROM YEAR TO YEAR THEREAFTER (EACH SUCH ONE-YEAR RENEWAL BEING REFERRED TO HEREIN AS A "RENEWAL TERM") UNLESS (A) THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF; OR (B) A BORROWER OR ANY LENDER ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR AT THE END OF ANY RENEWAL TERM BY GIVING THE OTHER PARTIES HERETO WRITTEN NOTICE OF SUCH ELECTION AT LEAST NINETY
(90) DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM UPON TERMINATION OF THIS AGREEMENT BORROWERS SHALL PAY ALL OF THE LIABILITIES IN FULL. If one or more of the events specified in clauses (A) and (B) occurs, then (i) Agent and Lenders shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full. At such time as Borrowers have repaid all of the Liabilities and this Agreement has terminated, each Borrower shall deliver to Agent and Lenders a release, in form and substance satisfactory to Agent, of all obligations and liabilities of Agent and its Lenders and their officers, directors, employees, agents, parents, subsidiaries and affiliates to such Borrower, and if such Borrower is obtaining new financing from another lender, such Borrower shall deliver such lender's indemnification of Agent and Lenders, in form and substance satisfactory to Agent, for checks which Agent has credited to such Borrower's account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to such Borrower's account. If, during the term of this Agreement, Borrowers prepay all of the Liabilities from any source other than income from the ordinary course operations of Borrowers' business and this Agreement is terminated, Borrowers shall be required to pay to Agent, for the benefit of Lenders as a prepayment fee, in addition to the payment of all other Liabilities, an amount equal to (i) one percent (1%) of the Maximum Loan Limit if such prepayment occurs on or before September 30, 2005 and (ii) one-half of one percent (1/2%) of the Maximum Loan Limit if such prepayment occurs subsequent to September 30, 2005 but on or before September 30, 2006. Notwithstanding the foregoing, no prepayment fee shall be required in the event that (x) any Borrower sells all or substantially all of its assets or stock to a Person other than an Affiliate, such sale is consented to by Agent, such sale occurs on or after September 30, 2005 and the Liabilities are prepaid and the Agreement is terminated as a result thereof or (y) such prepayment occurs after September 30, 2006.

11.  REPRESENTATIONS AND WARRANTIES.

     Each Borrower hereby represents and warrants to Agent and each Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of Borrowers' execution hereof and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full and satisfaction of all the Liabilities and termination of this Agreement, and shall be remade by each Borrower at the time each Loan is made pursuant to this Agreement.

     (a)  Financial Statements and Other Information.
The financial statements and other information delivered or to be delivered by Borrowers to Agent or any Lender at or prior to the date of this Agreement accurately reflect the financial condition of Borrowers, and there has been no adverse change in the financial condition, the operations or any other status of a Borrower since the date of the financial statements delivered to Agent most recently prior to the date of this Agreement. All written information now or heretofore furnished by each Borrower to Agent or any Lender is true and correct as of the date with respect to which such information was furnished.

     (b)  Locations.

     The office where each Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, each Borrower's principal place of business and all of each Borrower's other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Exhibit A and at other locations within the continental United States of which Agent has been advised by Borrower Representative in accordance with subsection 12(b)(i). The Collateral, including, without limitation, the Equipment (except any part thereof which Borrower Representative shall have advised Agent in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A, and at other locations within the continental United States of which Agent has been advised by Borrower Representative in writing in accordance with subsection 12(b)(i) hereof.

     (c)  Loans by Borrower.

     No Borrower has made any loans or advances to any Affiliate or other Person except for (i) advances authorized hereunder to employees, officers and directors of such Borrower for travel, salaries or bonuses and other expenses arising in the ordinary course of such Borrower's business, and (ii) loans by AMCON permitted pursuant to subsection 13(f) hereof.

     (d)  Accounts and Inventory.

     Each Account or item of Inventory which a Borrower shall, expressly or by implication, request Agent to classify as an Eligible Account, Eligible Inventory, or as Eligible Cigarette Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of "Eligible Account", "Eligible Inventory" and "Eligible Cigarette Inventory" as set forth herein and as otherwise established by Agent from time to time.

     (e)  Liens.

     Each Borrower is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by such Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

     (f)  Organization, Authority and No Conflict.

     AMCON is a corporation, duly organized, validly existing and in good standing in the State of Delaware, its state organizational identification number is 2093842 and such Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary. Chamberlin Natural is a corporation, duly organized, validly existing and in good standing in the State of Florida, its state organizational identification number is 538536 and such Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary. Hawaiian Natural is a corporation, duly organized, validly existing and in good standing in the State of Delaware, its state organizational identification number is 3293592 and such Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary. Beverage Group is a corporation, duly organized, validly existing and in good standing in the State of Delaware, its state organizational identification number is 3607471 and such Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary. Health Food is a corporation, duly organized, validly existing and in good standing in the State of Oklahoma, its state organizational identification number is 1900173205 and such Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary. Each Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder. Each Borrower's execution, delivery and performance of this Agreement and the Other Agreements does not conflict with the provisions of the organizational documents of such Borrower, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on such Borrower, and each Borrower's execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of such Borrower's property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which such Borrower or any of its property may be bound or affected.

     (g)  Litigation.

     There are no actions or proceedings which are pending or threatened against a Borrower which is, in the determination of Agent, reasonably likely to have a Material Adverse Effect on such Borrower, and each Borrower shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Agent. No Borrower has any Commercial Tort Claims pending other than those set forth on Exhibit C hereto as Exhibit C may be amended from time to time.

     (h)  Compliance with Laws and Maintenance of Permits.

     Each Borrower has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on such Borrower. Each Borrower is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect on such Borrower.

     (i)  Affiliate Transactions.

     Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, no Borrower is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.




     (j)  Names and Trade Names.

     Each Borrower's name has always been as set forth on the first page of this Agreement and no Borrower uses trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11(j) hereto.

     (k)Equipment.

     Each Borrower has good and indefeasible and merchantable title to and ownership of all Equipment. No Equipment is a Fixture to real property unless such real property is owned by such Borrower and is subject to a mortgage in favor of Agent, or if such real property is leased, is subject to a landlord's agreement in favor of Agent on terms acceptable to Agent, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Agent.

     (l)  Enforceability.

     This Agreement and the Other Agreements to which a Borrower is a party are the legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms.

     (m)  Solvency.

     Each Borrower is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value on a going concern basis greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder.

     (n)  Indebtedness.

     Except as set forth on Schedule 11(n) hereto or as permitted pursuant to subsections 13(a) and 13(f) hereof, no Borrower is obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans.

     (o)  Margin Security and Use of Proceeds.

     No Borrower owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

     (p)  Parent, Subsidiaries and Affiliates.

     Except as set forth on Schedule 11(p) hereto, no Borrower has any Parents, Subsidiaries or other Affiliates or divisions, nor is any Borrower engaged in any joint venture or partnership with any other Person.

     (q)  No Defaults.

     No Borrower is in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does any Borrower know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect on such Borrower.

     (r)  Employee Matters.

     There are no controversies pending or threatened between a Borrower and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect on such Borrower, and each Borrower is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect on such Borrower.

     (s)  Intellectual Property.

     Each Borrower possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue to conduct its business as heretofore conducted by it.

     (t)  Environmental Matters.

     No Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of each Borrower's knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by a Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects a Borrower or its business, operations or assets or any properties at which a Borrower has transported, stored or disposed of any Hazardous Materials. No Borrower has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

     (u)  ERISA Matters.

     Each Borrower has paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of its properties or assets.

12.  AFFIRMATIVE COVENANTS.

     Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrowers obtain Requisite Lenders' prior written consent waiving or modifying any of Borrowers' covenants hereunder in any specific instance, each Borrower covenants and agrees as follows:

     (a)  Maintenance of Records.

     Each Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of such Borrower's business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A.

     (b)  Notices.

     Borrower Representative shall:
        (i) Locations. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Agent of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change in the location of any Borrower's books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which any Borrower has previously advised Agent that such Goods will be used.

        (ii) Eligible Accounts and Inventory. Promptly upon becoming aware thereof, notify Agent if any Account or Inventory identified by any Borrower to Agent as an Eligible Account or Eligible Inventory becomes ineligible for any reason.

        (iii) Litigation and Proceedings. Promptly upon becoming aware thereof, notify Agent of any actions or proceedings which are pending or threatened against any Borrower which might have a Material Adverse Effect on such Borrower and of any Commercial Tort Claims of such Borrower which may arise, which notice shall constitute such Borrower's authorization to amend Exhibit C to add such Commercial Tort Claim.

        (iv) Names and Trade Names. Notify Agent within ten (10) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Agent in writing.

        (v) ERISA Matters. Promptly notify Agent of (x) the occurrence of any "reportable event" (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the "PBGC") of any employee benefit plan ("Plan") covering any officers or employees of such Borrower, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trust therefor or (z) its intention to terminate or withdraw from any Plan.

        (vi) Environmental Matters. Immediately notify Agent upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects any Borrower or its business operations or assets or any properties at which any Borrower has transported, stored or disposed of any Hazardous Materials.

        (vii) Default; Material Adverse Change. Promptly advise Agent of any material adverse change in the business, property, assets, prospects, operations or condition, financial or otherwise, of any Borrower, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both).

All of the foregoing notices shall be provided by Borrower
Representative to Agent in writing.

     (c)  Compliance with Laws and Maintenance of Permits.
Each Borrower shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on such Borrower and each Borrower shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect on such Borrower. Following any determination by Agent that there is non-compliance, or any condition which requires any action by or on behalf of a Borrower in order to avoid non-compliance, with any Environmental Law, in each case where such non compliance would have a Material Adverse Effect on such Borrower, at such Borrower's expense cause an independent environmental engineer acceptable to Agent to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

     (d)  Inspection and Audits.

     Each Borrower shall permit Agent and Lenders, or any Persons designated by Agent, to call at such Borrower's places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from such Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to such Borrower's business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Borrower's business as Agent may consider reasonable under the circumstances. Each Borrower shall furnish to Agent such information relevant to Agent's and/or any Lender's rights under this Agreement and the Other Agreements as Agent shall at any time and from time to time request. Agent, through its officers, employees or agents shall have the right, at any time and from time to time, in Agent's name, to verify the validity, amount or any other matter relating to any of such Borrower's Accounts, by mail, telephone, telecopy, electronic mail, or otherwise. Each Borrower authorizes Agent and Lenders to discuss the affairs, finances and business of such Borrower with any officers, employees or directors of such Borrower or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of such Borrower with such Borrower's independent public accountants. Any such discussions shall be without liability to Agent or any Lender or to Borrowers' independent public accountants. Borrowers shall pay to Agent all customary fees and all costs and out-of-pocket expenses incurred by Agent in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder; provided, that, absent the occurrence and continuance of an Event of Default, the maximum amount AMCON shall be required to pay Agent with respect to the foregoing shall be Twenty Thousand and No/100 Dollars ($20,000.00) during any calendar year.

     (e)  Insurance.

     Each Borrower shall:

        (i) Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of such Borrower, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Agent. Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days of the date hereof, delivered to Agent, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Agent, showing loss under such insurance policies payable to Agent, for the benefit of Agent and Lenders. Such endorsement, or an independent instrument furnished to Agent, shall provide that the insurance company shall give Agent at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of such Borrower or any other Person shall affect the right of Agent to recover under such policy of insurance in case of loss or damage. In addition, each Borrower shall cause to be executed and delivered to Agent an assignment of proceeds of its business interruption insurance policies. Each Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder in excess of $100,000.00 for any occurrence directly to Agent, such proceeds to be applied on account of the Liabilities in accordance with the terms of this Agreement. Any proceeds of insurance paid directly to Borrowers shall be used by Borrowers to repair or restore the damaged or lost property which gave rise to the insurance claim. Each Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as such Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance.

        (ii) Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of such Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Agent and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Agent, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Agent and Lenders as additional insureds thereunder and providing that the insurance company shall give Agent at least thirty (30) days written notice before any such policy shall be altered or canceled.

If a Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Agent, without waiving or releasing any obligation or default by Borrowers hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Agent deems advisable. Such insurance, if obtained by Agent, may, but need not, protect such Borrower's interests or pay any claim made by or against such Borrower with respect to the Collateral. Such insurance may be more expensive than the cost of insurance such Borrower may be able to obtain on its own and may be cancelled only upon Borrower Representative providing evidence that it has obtained the insurance as required above. All sums disbursed by Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute Loans hereunder, shall be payable on demand by Borrowers to Agent and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

     (f)  Collateral.

     Each Borrower shall keep the Collateral in good condition, repair and order and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained. Each Borrower shall permit Agent and Lenders to examine any of the Collateral at any time and wherever the Collateral may be located and, each Borrower shall, immediately upon request therefor by Agent, deliver to Agent any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title. Each Borrower shall, at the request of Agent, indicate on its records concerning the Collateral a notation, in form satisfactory to Agent, of the security interest of Agent hereunder.

     (g)  Use of Proceeds.

     All monies and other property obtained by a Borrower from Agent and Lenders pursuant to this Agreement shall be used solely for business purposes of such Borrower.

     (h)  Taxes.

     Each Borrower shall file all required tax returns and pay all of its taxes when due, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that such Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Borrower's financial statements; (ii) the contesting of any such payment does not give rise to a lien for taxes; (iii) such Borrower keeps on deposit with Agent (such deposit to be held without interest) an amount of money which, in the sole judgment of Agent, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (iv) if such Borrower fails to prosecute such contest with reasonable diligence, Agent may apply the money so deposited in payment of such taxes. If a Borrower fails to pay any such taxes and in the absence of any such contest by such Borrower, Agent may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Agent shall constitute Loans hereunder, shall be payable by such Borrower to Agent on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.


     (i)  Intellectual Property.

     Each Borrower shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it.

     (j)  Checking Accounts and Cash Management Services.

     Borrowers shall maintain their general checking and controlled disbursement accounts with LaSalle. Normal charges shall be assessed thereon. Although no compensating balance is required, each Borrower must keep monthly balances in order to merit earnings credits which will cover LaSalle's service charges for demand deposit account activities. In addition, Borrowers shall enter into agreements with LaSalle for standard cash management services. Borrowers shall be responsible for all normal charges assessed thereon.

     (k)  Patriot Act, Bank Secrecy Act and Office of Foreign Assets
Control.

     As required by federal law and the Agent's, LaSalle's and each Lender's policies and practices, the Agent, LaSalle and each Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and each Borrower agrees to provide such information. In addition, and without limiting the foregoing sentence, each Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls any Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act ("BSA") laws and regulations, as amended.

13.  NEGATIVE COVENANTS.

     Until payment and satisfaction in full of all, Liabilities and termination of this Agreement, unless Borrowers obtain Requisite Lenders' prior written consent waiving or modifying any of Borrowers' covenants hereunder in any specific instance, each Borrower agrees as follows:

     (a)  Guaranties.

     No Borrower shall assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, provided that AMCON may maintain its existing Guaranty and Suretyship Agreement dated June 17, 2004 in favor of Trinity Springs Ltd., an Idaho corporation ("Seller") with respect to the acquisition by TSL Acquisition Corp., now known as Trinity Springs, Inc. ("Trinity"), of certain assets of Seller pursuant to that certain Asset Purchase Agreement dated April 24, 2004, as amended June 17, 2004 (the "Trinity Purchase Agreement") entered into by and between Seller, Trinity and AMCON (the "AMCON-Trinity Guaranty").

     (b)  Indebtedness.

     No Borrower shall create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that a Borrower may (i) borrow money from a Person other than Agent and Lenders on an unsecured and subordinated basis if a subordination agreement in favor of Agent for its benefit and the benefit of the other Lenders and in form and substance satisfactory to the Agent is executed and delivered to Agent relative thereto; (ii) maintain its present indebtedness listed on Schedule 11(n) hereto; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures permitted pursuant to subsection 14(c) hereof; (v) make intercompany loans in accordance with subsection 13(f) hereof and (vi) together with each other Borrower, incur operating lease obligations requiring payments not to exceed Six Million and No/100 Dollars ($6,000,000.00) in the aggregate for all Borrowers during any Fiscal Year of Borrowers.

     (c)  Liens.

     No Borrower shall grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

     (d)  Mergers, Sales, Acquisitions, Subsidiaries and Other
Transactions Outside the Ordinary Course of Business.

     No Borrower shall (i) enter into any merger or consolidation;
(ii) change its state of organization or enter into any transaction which has the effect of changing its state of organization (iii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business, provided that AMCON may sell and dispose of assets with a value of less than $250,000.00 in any transaction, or series of related transactions, provided that the proceeds thereof, net of reasonable out of pocket disposition expenses, are applied to the Liabilities; (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person; or (v) enter into any other transaction outside the ordinary course of such Borrower's business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest other than such issuances pursuant to the terms of such Borrower's stock option plan and the issuance by AMCON of Series B Preferred Stock so long as the entire proceeds thereof are used to repay the existing subordinated indebtedness of AMCON, provided that AMCON may redeem odd lot stock in an aggregate amount not to exceed $50,000.00 in any calendar year and other stock up to $100,000.00 in the aggregate during any calendar year. No Borrower shall form any Subsidiaries or enter into any joint ventures or partnerships with any other Person.

     (e)  Dividends and Distributions.

     No Borrower shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if such Borrower is a corporation) or on account of any equity interest in such Borrower (if such Borrower is a partnership, limited liability company or other type of entity) nor shall such Borrower redeem, retire, purchase or otherwise acquire all or any portion of the stock of such Borrower. Notwithstanding the foregoing and provided that (i) each such dividend payment is permitted under all applicable laws; and (ii) no Event of Default shall have occurred prior to, or would occur as a result of, any such dividend payment, AMCON may pay the regularly scheduled dividends on its (x) Common Stock in an aggregate amount not to exceed $.72 per share in any Fiscal Year, (y) Series A Preferred Stock in accordance with the terms of such stock in an aggregate amount not to exceed $172,000 in any Fiscal Year and (z) Series B Preferred Stock in accordance with the terms of such stock in an aggregate amount not to exceed $140,000 in any Fiscal Year. Without limitation of the foregoing, AMCON hereby agrees not to accelerate, increase or prepay said dividends with respect to its Series A and Series B Preferred Stock.

     (f)  Investments; Loans.

     No Borrower shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States; nor shall a Borrower lend or otherwise advance funds to any Person except for (x) advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business, (y) loans to be made by AMCON to (i) the Beverage Group and Trinity in an aggregate principal amount not to exceed $1,000,000.00 at any time,
(ii) all other Borrowers in an aggregate principal amount not to exceed (a) $850,000.00 during Fiscal Year 2005 and (b) $100,000.00 during each Fiscal Year thereafter and (iii) Trinity, on a secured basis, to satisfy any indemnification payments that Trinity may have to make to specified officers and directors of Seller (collectively, the "Indemnified Persons") in connection with the Trinity Purchase Agreement pursuant to that certain Indemnification Agreement dated June 17, 2004 by and among AMCON, Trinity and the Indemnified Persons, and (z) loans in existence as of the date hereof from AMCON to Trinity in an aggregate amount not to exceed $1,552,000.00, as evidenced by that certain Secured Promissory Note dated June 17, 2004 in the face amount of $1,000,000.00, provided that such secured indebtedness is collateral assigned to Agent for the benefit of Agent and Lenders, provided further, that with respect to all loans from AMCON to Trinity, whether in existence as of the date hereof or to be made, Trinity shall execute and deliver to Agent a Continuing Unconditional Guaranty, Security Agreement and Uniform Commercial Code Financing Statement.

     (g)  Fundamental Changes, Line of Business.

     Except for the filing by AMCON of a Certificate of Designation for the Series B Preferred Stock and any restatements and amendments to AMCON's certificate of incorporation to physically reflect the Certificates of Designation for the Series A Preferred Stock and the Series B Preferred Stock, no Borrower shall amend its organizational documents or change its Fiscal Year or enter into a new line of business materially different from such Borrower's current business.

     (h)  Equipment.

     No Borrower shall (i) permit any Equipment to become a Fixture to real property unless such real property is owned by such Borrower and is subject to a mortgage in favor of Agent, or if such real property is leased, is subject to a landlord's agreement in favor of Agent on terms acceptable to Agent, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Agent.

     (i)  Affiliate Transactions.

     Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, no Borrower shall conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Borrower than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate, provided that AMCON may pay an annual fee to William Wright in an amount not to exceed two percent (2%) per annum of the average principal amount guaranteed by William Wright to Agent pursuant to that certain Continuing Unconditional Guaranty executed by William Wright in favor of Agent of even date herewith so long as no Event of Default has occurred or would occur as a result of such payment.

     (j)  Settling of Accounts.

     Each Borrower shall not settle or adjust any Account identified by such Borrower as an Eligible Account or with respect to which the Account Debtor is an Affiliate without the consent of Agent, provided that such consent shall not be required to the extent that the aggregate amount settled or adjusted by all Borrowers is less than $100,000.00, provided further that following the occurrence of an Event of Default, no Borrower shall settle or adjust any Account without the consent of Agent.

14.  FINANCIAL COVENANTS.

     Each Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:


     (a)  Tangible Net Worth.

     Borrowers' Tangible Net Worth shall not at any time be less than the Minimum Tangible Net Worth; "Minimum Tangible Net Worth" being defined for purposes of this subsection as (i) Three Million and No/100 Dollars ($3,000,000.00) at all times from the date hereof through September 29, 2005 and (ii) thereafter, from the last day of each Fiscal Year of Borrowers through the day prior to the last day of each immediately succeeding Fiscal Year of Borrowers, the Minimum Tangible Net Worth during the immediately preceding period plus the greater of Five Hundred Thousand and No/100 Dollars ($500,000.00) and seventy percent (70%) of Borrowers' net income (but without reduction for any net loss ) for the Fiscal Year ending on the first day of such period as reflected on Borrowers' audited year end financial statements; and "Tangible Net Worth" being defined for purposes of this subsection as Borrowers' shareholders' equity (including retained earnings) less the book value of all intangible assets (excluding the Trinity Springs, Inc. water rights ) as determined solely by Agent on a consistent basis plus the amount of any LIFO reserve plus the amount of any debt subordinated to Agent and Lenders, all as determined under generally accepted accounting principles applied on a basis consistent with the financial statements dated June 30, 2004 except as set forth herein;

     (b)  Fixed Charge Coverage.

     For the three (3) month period ending December 31, 2004, AMCON shall not permit the ratio of its EBITDA to Fixed Charges to be less than 0.8 to 1.0. For the six (6) month period ending March 31, 2005, AMCON shall not permit the ratio of its EBITDA to Fixed Charges to be less than 0.8 to 1.0. For the nine (9) month period ending June 30, 2005, AMCON shall not permit the ratio of its EBITDA to Fixed Charges to be less than 0.8 to 1.0. Thereafter, as of the last day of each fiscal quarter, for the twelve (12) month period ending on such date, AMCON shall not permit the ratio of its EBITDA to Fixed Charges to be less than 1.0 to 1.0, provided that the failure to comply with such covenant shall not constitute an Event of Default so long as AMCON has sufficient aggregate availability under subsection 2(a) hereof to institute a reserve in an amount equal to an amount which, when added to the EBITDA for the respective three (3), six (6) or nine (9) month period or when added to the trailing twelve (12) month EBITDA, would cause the ratio of EBITDA to Fixed Charges for such three (3), six (6) or nine (9) month period to equal 0.8 to 1.0 or such trailing twelve
(12) month period to equal 1.0 to 1.0.




     (c)  Capital Expenditure Limitations.

     Borrowers shall not make any Capital Expenditures if, after giving effect to such Capital Expenditure, the aggregate cost of all Capital Expenditures would exceed Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00) during Fiscal Year 2005 and Three Million and No/100 Dollars ($3,000,000.00) during each Fiscal Year thereafter.

15.  DEFAULT.

     The occurrence of any one or more of the following events shall constitute an "Event of Default" by Borrowers hereunder:

     (a)  Payment.

     The failure of any Obligor to pay when due, declared due, or demanded by Agent, at the request of the Requisite Lenders, any of the Liabilities.

     (b)  Breach of this Agreement and the Other Agreements.

     The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements; provided that any such failure by a Borrower under subsections 12(b)(i), (iv),
(v), (vi), 12(c) and 12(i) of this Agreement shall not constitute an Event of Default hereunder until the fifteenth (15th) day following notice thereof by Agent to such Borrower.

     (c)  Breaches of Other Obligations.

     The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under any other agreement with any Person if such failure might have a Material Adverse Effect on such Obligor.

     (d)  Breach of Representations and Warranties.
     The making or furnishing by any Obligor, Agent or any Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and Agent or any Lender, which is untrue or misleading in any respect.

     (e)  Loss of Collateral.

     The loss, theft, damage or destruction of any of the Collateral in an amount in excess of $100,000.00 in the aggregate for all such events during any year of the Original Term or any Renewal Term as determined by Agent in its sole discretion, or (except as permitted hereby) sale, lease or furnishing under a contract of service of, any of the Collateral.


     (f)  Levy, Seizure or Attachment.

     The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral.

     (g) Bankruptcy or Similar Proceedings.

     The commencement of any proceedings in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor, or alleging that such Obligor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Agent and Lenders shall have no obligation to make Loans or issue, or cause to be issued, Letters of Credit on behalf of Borrowers during such sixty (60) day period or, if earlier, until such proceedings are dismissed.

     (h)  Appointment of Receiver.

     The appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor's assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within sixty (60) days after the commencement of such proceedings, though Agent and Lenders shall have no obligation to make Loans or issue, or cause to be issued, Letters of Credit on behalf of Borrowers during such sixty (60) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed.

     (i)  Judgment.

     The entry of any judgment or orders aggregating in excess of $100,000.00 against any Obligor which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution.








     (j)  Death or Dissolution of Obligor.

     The death of any Obligor who is a natural Person, or of any general partner who is a natural Person of any Obligor which is a partnership, or any member who is a natural Person of any Obligor which is a limited liability company or the dissolution of any Obligor which is a partnership, limited liability company, corporation or other entity.

     (k)  Default or Revocation of Guaranty.

     The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Agent or any Lender pursuant to which such Person has guaranteed to Agent and Lenders the payment of all or any of the Liabilities or has granted Agent a security interest in or lien upon some or all of such Person's real and/or personal property to secure the payment of all or any of the Liabilities.

     (l)  Criminal Proceedings.

     The institution in any court of a criminal proceeding against any Obligor, or the indictment of any Obligor for any crime.

     (m)  Change of Control.

     The failure of (i) William F. Wright to own directly or indirectly (including without limitation, through a trust) and have voting control, directly or indirectly (including without limitation, through a trust), of at least twenty percent (20%) of the issued and outstanding voting equity interest of AMCON, (ii) AMCON to own and have voting control of at least one hundred percent (100%) of the issued and outstanding voting equity interest of The Healthy Edge, Inc. ("Healthy Edge"), Hawaiian Natural and Beverage Group, and (iii) Healthy Edge to own and have voting control of at least one hundred percent (100%) of the issued and outstanding voting equity interest of Chamberlin Natural and Health Food.

     (n)  Material Adverse Change.

     Any material adverse change in the Collateral, business, property, assets, prospects, operations or condition, financial or otherwise of any Obligor, as determined by Requisite Lenders in its sole judgment or the occurrence of any event which, in Requisite Lenders' sole judgment, could have a Material Adverse Effect.

16.  REMEDIES UPON AN EVENT OF DEFAULT.

     (a) Upon the occurrence of an Event of Default described in subsection 15(g) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind.
Upon the occurrence of any other Event of Default, all Liabilities may, at the option of Requisite Lenders, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

     (b) Upon the occurrence of an Event of Default, Agent may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Agent's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Agent may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Borrowers' premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Agent shall have the right to store the same at any of Borrowers' premises without cost to Agent or Lenders. At Agent's request, each Borrower shall, at Borrowers' expense, assemble the Collateral and make it available to Agent at one or more places to be designated by Agent and reasonably convenient to Agent and such Borrower. Each Borrower recognizes that if a Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Agent and Lenders, and agrees that Agent and Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Agent and the applicable Borrower(s), (ii) describe the Collateral that is the subject to the intended disposition, (iii) state the method of the intended disposition, (iv) state that the applicable Borrower(s) is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Agent and Lenders may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Agent of any of the Collateral may be applied by Agent to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys' fees, and any balance of such Proceeds may be applied by Agent toward the payment of such of the Liabilities, and in such order of application, as Agent may from time to time elect; provided, however, principal and interest on the Revolving Loans and the Term Loans shall be fully satisfied prior to applying such proceeds to Borrowers' Rate Hedging Obligations owed to LaSalle.




17.  CONDITIONS PRECEDENT.

     The obligation of Agent and Lenders to fund the Term Loans, to fund the initial Revolving Loan, and to issue or cause to be issued the initial Letter of Credit, is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

     (a) Agent shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17(a) (the "Closing Document List") in each case in form and substance satisfactory to Agent;

     (b) Since June 30, 2004, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on any Obligor, as determined by Agent or Requisite Lenders in its sole discretion;

     (c) Agent shall have received payment in full of all fees and expenses payable to it by Borrowers or any other Person in connection herewith, on or before disbursement of the initial Loans hereunder;

     (d) The Obligors shall have executed and delivered to Agent all such other documents, instruments and agreements which Agent determines are reasonably necessary to consummate the transactions contemplated hereby, without limitation, a Continuing Unconditional Guarantee from William F. Wright, which shall be limited as set forth therein; and a Secured Continuing Unconditional Guarantee from Trinity Springs, Inc.

     (e) Merchants Wholesale Inc. shall have executed and delivered to Agent a Reaffirmation with respect to its existing Subordination Agreement and Mortgagee Waiver;

     (f) The infusion of equity into AMCON resulting from the issuance of Series B Preferred Stock of at least $2,000,000.00 which shall be used in its entirety, to repay, in part, AMCON's existing subordinated indebtedness in the principal aggregate amount of $6,800,000.00;

     (g) The revolving loan indebtedness of Hawaiian Natural to Gold Bank (which shall not exceed $2,750,000.00) shall be paid in full;

     (h) Gold Bank shall have executed and delivered to Agent a Reaffirmation with respect to its existing Mortgagee's Waiver;

     (i) The revolving loan indebtedness of Healthy Edge, Parent of Health Food, to Gold Bank (which shall not exceed $2,000,000.00) shall be paid in full; and

     (j) Evidence of repayment in full of AMCON's existing subordinated indebtedness in the aggregate principal amount of $6,800,000.00.

18.  JOINT AND SEVERAL LIABILITY.

     (a) Notwithstanding anything to the contrary contained herein, all Liabilities of each Borrower hereunder shall be joint and several obligations of Borrowers.

     (b) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Liabilities of Borrowers and the liens and security interests granted by Borrowers to secure the Liabilities, not constitute a "Fraudulent Conveyance" (as defined below). Consequently, Agent and Borrowers agree that if the Liabilities of a Borrower, or any liens or security interests granted by such Borrower securing the Liabilities would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Liabilities of such Borrower and the liens and security interests securing such Liabilities shall be valid and enforceable only to the maximum extent that would not cause such Liabilities or such lien or security interest to constitute a Fraudulent Conveyance, and the Liabilities of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, "Fraudulent Conveyance" means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. Subsection 101, et seq.), as amended (the "Bankruptcy Code") or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

     (c) Each Borrower assumes responsibility for keeping itself informed of the financial condition of the each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower's Liabilities and of all other circumstances bearing upon the risk of nonpayment by such other Borrowers of their Liabilities and each Borrower agrees that Agent or Lenders shall not have any duty to advise such Borrower of information known to Agent or Lenders regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Agent or any Lender, in their sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, Agent or such Lender, as applicable, shall not be under any obligation to update any such information or to provide any such information to such Borrower on any subsequent occasion.

     (d) Agent and the Lenders are hereby authorized, without notice or demand and without affecting the liability of a Borrower hereunder, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to a Borrower's Liabilities or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by a Borrower and delivered to Agent or the Lenders; (ii) accept partial payments on a Borrower's Liabilities; (iii) take and hold security or collateral for the payment of a Borrower's Liabilities hereunder or for the payment of any guaranties of a Borrower's Liabilities or other liabilities of a Borrower and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate a Borrower's Liabilities and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Borrowers. Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on such Borrower. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Borrower's Liabilities as Agent shall determine in its sole discretion without affecting the validity or enforceability of the Liabilities of the other Borrowers.

     (e) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect a Borrower's Liabilities from any Borrower or any guarantor or other action to enforce the same; (ii) the waiver or consent by Agent or any Lender with respect to any provision of any instrument evidencing Borrowers' Liabilities, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent or any Lender; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for Borrowers' Liabilities; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent's election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent's or any Lender's claim(s) for repayment of any of Borrowers' Liabilities; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

     (f) No payment made by or for the account of a Borrower including, without limitations, (i) a payment made by such Borrower on behalf of another Borrower's Liabilities or (ii) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower's property and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

19.  SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.

     On a weekly basis (or more frequently if requested by Agent (a "Settlement Date"), Agent shall provide each Lender with a statement of the outstanding balance of the Liabilities as of the end of the Business Day immediately preceding the Settlement Date"(the "Pre-Settlement Determination Date") and the current balance of the Loans funded by each Lender (whether made directly by such Lender to Borrowers or constituting a settlement by such Lender of a previous Disproportionate Advance made by Agent on behalf of such Lender to Borrowers). If such statement discloses that such Lender's current balance of the Loans as of the Pre-Settlement Determination Date exceeds such Lender's Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender's instructions, and if such statement discloses that such Lender's current balance of the Loans as of the Pre-Settlement Determination Date is less than such Lender's Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then such Lender shall, on the Settlement Date, transfer, by wire transfer the net amount due to Agent in accordance with Agent's instructions. In addition, payments actually received by Agent with respect to the following items shall be distributed by Agent to Lenders as follows:

     (a) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to interest on the Loans shall be paid to each Lender in proportion to its Pro Rata Share, subject to any adjustments for any Disproportionate Advances as provided in subsection 2(a)(i), so that Agent shall receive interest on the Disproportion Advances and each Lender shall only receive interest on the amount of funds actually advanced by such Lender;

     (b) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the Letter of Credit fee set as provided in
Section 3(a) hereof shall be paid to each Lender in proportion to its Pro Rata Share;

     (c) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the closing fee set forth subsection 4(c)(i) hereof shall be paid to each Lender as follows: (72.7273%) to LaSalle and (27.2727%) to Gold Bank; and

     (d) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the unused line fee set forth subsection 4(c)(ii) hereof shall be paid to each Lender in proportion to its Pro Rata Share;

     (e) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the special accommodation fee as provided in section 4(c)(iii) shall be paid to each Lender in proportion to its Pro Rata Share and

     (f) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the prepayment fee set forth in Section 10 hereof shall be paid to each Lender in proportion to its Pro Rata
Share.



     Notwithstanding the foregoing, Agent shall not be obligated to transfer to any Defaulting Lender any payment made by Borrowers to Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment hereunder, until payment is made by such Defaulting Lender to Agent as required in this Agreement.

20.  AGENT.

     (a)  Appointment of Agent.

     (i) Each Lender hereby designates LaSalle as Agent to act as herein specified. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as otherwise provided herein, Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the Other Agreements for the benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees.

     (ii) The provisions of this Section 20 are solely for the benefit of Agent and Lenders, and neither Borrowers nor any other Obligor shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Obligor.

     (b)  Nature of Duties of Agent.

     Agent shall not have duties, obligations or responsibilities except those expressly set forth in this Agreement and the Other Agreements. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the Other Agreements a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Other Agreements, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the Other Agreements except as expressly set forth herein.

     (c)  Lack of Reliance on Agent.

     (i) Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (A) its own independent investigation of the financial or other condition and affairs of Agent, each Obligor and any other Lender in connection with the taking or not taking of any action in connection herewith and (B) its own appraisal of the creditworthiness of Agent, each Obligor and any other Lender, and, except as expressly provided in this Agreement, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

     (ii) Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Other Agreements or any notes or the financial or other condition of any Obligor. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Other Agreements, or the financial condition of any Obligor, or the existence or possible existence of any Event of Default.

     (d)  Certain Rights of Agent.

     Agent shall have the right to request instructions from Requisite Lenders or all Lenders, as applicable, pursuant to this Agreement, by notice to each Lender. If Agent shall request instructions from Requisite Lenders or all Lenders, as applicable, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all Lenders, as applicable, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of Requisite Lenders or all Lenders, as applicable.

     (e)  Reliance by Agent.

     Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the Other Agreements or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel (including counsel for any Obligor with respect to matters concerning any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.



     (f)  Indemnification of Agent.

     To the extent Agent is not promptly reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent, in proportion to its Pro Rata Share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Requisite Lenders or all Lenders, as applicable, until such additional indemnification is provided. The obligations of Lenders under this subsection 20(f) shall survive the payment in full of the Liabilities and the termination of this Agreement.

     (g)  Agent in its Individual Capacity.

     With respect to the Loans made by it pursuant hereto, Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders," "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisor or other business with Borrowers or any Affiliate of Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.

     (h)  Holders of Notes.

     Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefor.

     (i)  Successor Agent.

     Agent may, upon five (5) Business Days' notice to Lenders and Borrower Representative, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this subsection 20(i)) by giving written notice thereof to Lenders and Borrower Representative. Upon any such resignation, Requisite Lenders shall have the right, upon five (5) days' notice, to appoint a successor Agent. If no successor Agent shall have been so appointed by Requisite Lenders and accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then, upon five (5) days' notice, the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust company or

     (i) other financial institution which is engaged in the banking business, having a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000.00).

     (ii) Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 20 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

     (b)Collateral Matters.

     (i) Each Lender authorizes and directs Agent to enter into the Other Agreements for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Requisite Lenders in accordance with the provisions of this Agreement or the Other Agreements, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Other Agreements which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement and the Other Agreements.

     (ii) Agent will not, without the verbal consent of all Lenders, which consent shall (a) be confirmed promptly thereafter in writing and
(b) not be unreasonably withheld or delayed, execute any release of Agent's security interest in any Collateral except for releases relating to dispositions of Collateral (x) permitted by this Agreement and (y) in connection with the repayment in full of all of the Liabilities by Borrowers and the termination of all obligations of Agent and Lenders under this Agreement and the Other Agreements; provided, that with the consent of Requisite Lenders, Agent may release its liens on Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, as determined by Agent, either in a single transaction or series of related transactions, not to exceed twenty percent (20%) of the book value of all Collateral in any Fiscal Year. Agent shall not be required to execute any such release on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty. In the event of any sale or transfer of any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale or transfer.

     (iii) Lenders hereby agree that the lien granted to Agent in any property sold or disposed of in accordance with the provisions of the Agreement shall be automatically released; provided, however that Agent's lien shall attach to and continue for the benefit of Agent and Lenders in the proceeds and products of such property arising from any such sale or disposition.

     (iv) To the extent, pursuant to the provisions of this subsection 20(j), Agent's execution of a release is required to release its lien upon any sale and transfer of Collateral which is consented to in writing by Requisite Lenders or all Lenders, as applicable, and upon at least five (5) business days' prior written request by Borrower Representative, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.

     (v) Agent shall not have any obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrowers or any other Obligor or is cared for, protected or insured or that the liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 20 or in any of the Other Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent's own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

     (vi) In the event that any Lender receives any Proceeds of any Collateral by setoff, exercise of any banker's lien or otherwise, in an amount in excess of such Lender's Pro Rata Share of such Proceeds, such Lender shall purchase for cash (and other Lenders shall sell) interests in each of such other Lender's Pro Rata Share of the Liabilities as would be necessary to cause all Lenders to share the amount so set off or otherwise received with each other Lender in accordance with their respective Pro Rata Shares. No Lender shall exercise any right of set off or banker's lien without the prior written consent of Agent.


     (c)  Actions with Respect to Defaults.

     In addition to Agent's right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by Requisite Lenders or all Lenders, as applicable, under this Agreement; provided, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of Lenders. No Lender shall have any right individually to enforce or seek to enforce this Agreement or any Other Agreement or to realize upon any Collateral, unless instructed to do so by Agent.



     (d)  Delivery of Information.

     Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from any Borrower or any other Obligor, Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any Other Agreement except (i) as specifically provided in this Agreement or any Other Agreement and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

     (e)  Demand.

     Subject to the terms of this Agreement, Agent shall make demand for repayment by Borrowers of all Liabilities owing by Borrowers hereunder, after the occurrence of an Event of Default, upon the written request of Requisite Lenders. Agent shall make such demand in such manner as it deems appropriate, in its sole discretion, to effectuate the request of the Requisite Lenders. Nothing contained herein shall limit the discretion of Agent to take reserves, to deem certain Accounts and Inventory ineligible, or to exercise any other discretion granted to Agent in this Agreement.

     (f)  Notice of Default.

     Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or any event which, with passage of time or giving of notice, could become an Event of Default, except with respect to Events of Default arising as a result of any Borrower failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, unless Agent shall have received written notice from a Lender or Borrower Representative describing such Event of Default or event which, with the passage of time or giving of notice, could become an Event of Default, and which identifies such event as a "notice of default". Upon receipt of any such notice or Agent becoming aware of Borrower's failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, Agent will notify each Lender of such receipt.

21.  ASSIGNABILITY.

     (a) Borrowers shall not have the right to assign this Agreement or any interest therein except with the prior written consent of Agent and all Lenders.

     (b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to Borrowers.

     (c) Each Lender may, with the consent of Agent which consent shall not be unreasonably withheld, but without the consent of any other Lender nor Borrower Representative, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Other Agreements; provided, that (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance Agreement in the form attached hereto as Exhibit D (the "Assignment and Acceptance"), and a processing and recordation fee of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) to be paid by the assignee, and (ii) no such assignment shall be for less than Five Million and No/100 Dollars ($5,000,000.00). Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 23 of this Agreement which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

     (d) By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the Other Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the Other Agreements, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or any other Obligor or the performance or observance by Borrowers or any other Obligor of its obligations under this Agreement and the Other Agreement, (iii) such assignee confirms that it has received a copy of this Agreement and the Other Agreements, together with copies of the financial statements referred to in Section 9 of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

     (e) Agent shall, maintain at its address referred to in Section 24 of the Agreement a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Revolving Loan Commitments and Term Loan Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrowers, Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower Representative. Within five (5) Business Days after Borrower Representative's receipt of such notice, Borrowers shall execute and deliver to Agent in exchange for the surrendered promissory note or notes, a new promissory note or notes to the order of the assignee in amounts equal to such assignee's commitments and outstanding Loans hereunder and, if the assigning Lender has retained a portion of the Loans, a new promissory note or notes to the order of the assigning Lender in an amount equal to the remaining commitments and outstanding Loans hereunder of such assigning Lender under the terms of this Agreement. Such new promissory note or notes shall re-evidence the indebtedness outstanding under the old promissory note or notes and shall be in the aggregate principal amount of such surrendered promissory note or notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the promissory note or notes subject to such assignment.

     (g) Each Lender may sell participations (without the consent of Agent, Borrowers or any other Lender) to one or more parties, in or to all (or a portion) of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Loan Commitment and Term Loan Commitment, or the Loans owing to it); provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrowers, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (iv) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement.

     (h) Each Lender agrees that, without the prior written consent of Borrowers and Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or other Liabilities under the securities laws of the United States of America or of any jurisdiction.


     (i) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding Borrowers.

22.  AMENDMENTS, ETC.

     No amendment or waiver of any provision of this Agreement or any of the Other Agreements, nor consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders, or if Lenders shall not be parties thereto, by the parties thereto and consented to by Requisite Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following: (i) increase the Revolving Loan Commitments and Term Loan Commitments of Lenders or subject Lenders to any additional obligations to extend credit to Borrowers, (ii) reduce the principal of, or interest on, the Loans (other than as expressly permitted herein) or any fees hereunder, (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Loan or any fees hereunder, (iv) change the Pro Rata Shares of Lenders, or any minimum requirement necessary for Lenders or Requisite Lenders to take any action hereunder, (v) amend or waive this Section 22, or change the definition of Requisite Lenders, (vi) increase the advance rates set forth in subsection 2(a) hereof or (vii) except in connection with the financing, refinancing, sale or other disposition of any asset of Borrowers permitted under this Agreement (or to the extent Requisite Lender approval only is required with any such release pursuant to subsection 20(j) hereof), release or subordinate any liens in favor of Agent, for the benefit of Agent and Lenders, on any of the Collateral and provided further, that no amendment, waiver or consent affecting the rights or duties of Agent under this Agreement or any Other Agreement shall in any event be effective, unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, (a) for purposes of voting or consenting to matters with respect to this Agreement and the Other Agreements, a Defaulting Lender shall not be considered a Lender and such Defaulting Lender's Revolving Loan Commitment and Term Loan Commitment shall each be deemed to be $0 until such Defaulting Lender makes the payments required in this Agreement and (b) the consent of Borrowers shall not be required for any amendment, modification or waiver of the provisions of this Section 22.

     In the event that any consent, waiver or amendment requiring the agreement of all Lenders as set forth above is agreed to by the Requisite Lenders, but not all Lenders, Agent may, in its sole discretion, cause any non-consenting Lender to assign its rights and obligations under this Agreement and the Other Agreements to one or more new Lenders or existing Lenders in the manner and according to the terms set forth in Section 21 of this Agreement; provided, that (i) no Lender may be required to assign its rights and obligations to a new Lender because such lender is unwilling to increase its own loan commitments, (ii) such new Lender must be willing to consent to the proposed amendment, waiver or consent and
(iii) in connection with such assignment the new Lender pays the assigning Lender an amount equal to the Liabilities owing to such assigning Lender, including all principal, accrued and unpaid interest and accrued and an unpaid fees to the date of assignment. Such assignment shall occur within thirty (30) days of notice by Agent to such non-consenting Lender of Agent's intent to cause such non-consenting Lender to assign its interests hereunder.

23.  NONLIABILITY OF AGENT AND LENDERS.

     The relationship between Borrowers, Agent and Lenders shall be solely that of borrowers and lender. Neither Agent nor any Lender shall have any fiduciary responsibilities to Borrowers. Neither Agent nor any Lender undertakes any responsibility to Borrowers to review or inform Borrowers of any matter in connection with any phase of Borrowers' business or operations.

24.  INDEMNIFICATION.

     Borrowers agrees to defend (with counsel satisfactory to Agent), protect, indemnify and hold harmless Agent and each Lender, each affiliate or subsidiary of Agent and each Lender, and each of their respective officers, directors, employees, attorneys and agents (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that Borrowers shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrowers, be added to the Liabilities of Borrowers and be secured by the Collateral. The provisions of this Section 24 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

25.  NOTICE.

     All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Lender shall be sent to it at 135 South LaSalle Street, Chicago, Illinois 60603-4105, attention: Joe Fudacz, facsimile number: (312) 904-6450, and in the case of Lender shall be sent to it at the address set forth below its name on the signature page hereto or in the Assignment and Acceptance Agreement and in the case of Borrower Representative or any Borrower shall be sent to it at its principal place of business set forth on Exhibit A hereto or as otherwise directed by such Borrower in writing. All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

26.  CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

     This Agreement and the Other Agreements are submitted by Borrowers to Agent and Lenders for their acceptance or rejection at Agent's principal place of business as an offer by Borrowers to borrow monies from Agent and Lenders now and from time to time hereafter, and shall not be binding upon Agent or any Lender or become effective until accepted by Agent and Lenders, in writing, at said place of business. If so accepted by Agent and Lenders, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

     To induce Agent and Lenders to accept this Agreement, each Borrower irrevocably agrees that, subject to Agent's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. EACH BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH BORROWER, AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. Agent agrees to endeavor to provide a copy of such process to the law firm of Kutak Rock by mail at the address of 1650 Farnam Street, Omaha, Nebraska 68102 or by facsimile transmission at facsimile number (402) 346-1148. Failure of Agent to provide a copy of such process shall not impair Agent's rights hereunder, create a cause of action against Agent or create any claim or right on behalf of Borrower or any third party. EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH BORROWER BY AGENT OR LENDERS IN ACCORDANCE WITH THIS SECTION.

27.  INTENTIONALLY OMITTED.

28.  HEADINGS OF SUBDIVISIONS.

     The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

29.  POWER OF ATTORNEY.

     Each Borrower acknowledges and agrees that its appointment of Agent as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

30.  CONFIDENTIALITY.

     Borrowers, Agent and each Lender hereby agree to use commercially reasonable efforts to assure that any and all information relating to Borrowers which are (i) furnished by Borrowers to Agent or any Lender (or to any affiliate of Agent or any Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Agent and such Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to Borrowers may be distributed by such party to such party's directors, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, to Agent and any other Lender and upon the order of a court or other governmental agency having jurisdiction over Agent or such Lender or such affiliate, to any other party. In addition such information and other credit information may be distributed by Agent or any Lender to potential participants or assignees of any portion of the Liabilities, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein. Borrowers, Agent and each Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, Borrowers hereby consent to Agent publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

31.  COUNTERPARTS.

     This Agreement, any of the Other Agreements and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

32.  ELECTRONIC SUBMISSIONS.

     Upon not less than thirty (30) days' prior written notice (the "Approved Electronic Form Notice"), Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Agent in "Approved Electronic Form" (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof "Electronic Form" means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Agent, and "Approved Electronic Form" means an Electronic Form that has been approved in writing by Agent (which approval has not been revoked or modified by Agent) and sent to Borrower Representative in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.

33.  EFFECT OF AMENDMENT AND RESTATEMENT.

     Upon the date of this Agreement, the Original Agreement (and, except as otherwise set forth in the following proviso, all obligations and rights of any party thereunder), shall be amended and restated by this Agreement; provided, however, that the obligation to repay the loans and advances arising under the Original Agreement shall continue in full force and effect and the liens and security interests securing payment thereof shall be continuing but shall now be governed by the terms of this Agreement and the Other Agreements. No action or inaction by Agent or LaSalle prior to the date of this Agreement shall be deemed to have established a course of conduct between the parties hereto. All rights and obligations of Borrowers, Agent and any Lender shall be solely as set forth in this Agreement and the Other Agreements.

34.  WAIVER OF JURY TRIAL; OTHER WAIVERS.

     (a) EACH BORROWER, AGENT AND EACH LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY A BORROWER, AGENT OR SUCH LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP AMONG BORROWER, AGENT AND LENDERS. IN NO EVENT SHALL AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

     (b) Each Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

     (c) Each Borrower hereby waives the benefit of any law that would otherwise restrict or limit Agent or any Lender or any affiliate of Agent or any Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Liabilities, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Agent or any Lender or such affiliate of Agent or any Lender to such Borrower, including, without limitation any Deposit Account at Agent or any Lender or such affiliate.

     (d) EACH BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF SUCH BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL.

     (e) Agent's and/or Lenders' failure, at any time or times hereafter, to require strict performance by a Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or any Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Agent or any Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Agent and/or Lenders unless such suspension or waiver is in writing, signed by a duly authorized officer of Agent, Requisite Lenders or all Lenders, as required herein, and directed to Borrower Representative specifying such suspension or waiver.




IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

AMCON DISTRIBUTING COMPANY

By:   /s/ Michael D. James
   -----------------------
       Michael D. James
Title: Vice President and Chief Financial Officer


CHAMBERLIN NATURAL FOODS, INC.

By:    /s/ Michael D. James
      ---------------------
       Michael D. James
Title: Secretary


HAWAIIAN NATURAL WATER COMPANY, INC.

By:    /s/ Michael D. James
      ---------------------
       Michael D. James
Title: Secretary


THE BEVERAGE GROUP, INC.

By:    /s/ Michael D. James
      ---------------------
       Michael D. James
Title: Secretary


THE HEALTH FOOD ASSOCIATES, INC.

By:    /s/ Michael D. James
      ---------------------
       Michael D. James
Title: Secretary










LASALLE BANK NATIONAL ASSOCIATION, as Agent and a Lender

By:    /s/ Joseph G. Fudacz
       --------------------
       Joseph G. Fudacz
Title: Senior Vice President

Revolving Loan Commitment:  $36,667,000.00
Term Loan A Commitment:  $773,720.00
Term Loan B Commitment:  $3,333,000.00


GOLD BANK, as a Lender

By:    /s/ Mark Jannaman
       ------------------
       Mark Jannman
Title: Vice President

Revolving Loan Commitment:  $18,333,000.00
Term Loan A Commitment:  $386,280.00
Term Loan B Commitment $1,667,000.00

































            EXHIBIT A - BUSINESS AND COLLATERAL LOCATIONS

     Attached to and made a part of that certain Amended and Restated Loan and Security Agreement of even date herewith among AMCON Distributing Company ("AMCON"), Chamberlin Natural Foods, Inc. ("Chamberlin Natural"), Hawaiian Natural Water Company, Inc. ("Hawaiian Natural"),The Beverage Group, Inc. ("Beverage Group"), The Health Food Associates, Inc. ("Health Food") (collectively, "Borrowers") and LASALLE BANK NATIONAL ASSOCIATION, as Agent and all Lenders from time and time a party hereto.
     A. (1) AMCON's business locations (please indicate which location is the principal place of business and at which locations originals and all copies of AMCON's books, records and accounts are kept).
     a.  7405 Irvington Road
         Omaha, Nebraska 68122
         [principal place of business/leased property]
     (2) Other locations of Collateral (including, without limitation, warehouse locations, processing locations, consignment locations) and all post office boxes of AMCON. Please indicate the relationship of such location to AMCON (i.e., public warehouse, processor, etc.).

     a.  3125 E. Thayer
         Bismarck, ND 58502
         [owned property  subject to a  mortgage in favor of Gold Bank]

     b.  2517 Ellington Road
         Quincy, Illinois 62305
         [owned property   subject to  a mortgage in favor of Gold Bank]

     c.  1655 East E Street
         Casper, WY 82601
         [leased property]

     d.  2516 East 14th
         Hutchinson, KS 67504
         [leased property]

     e.  1037 L Street
         Lincoln, NE 68508
         [leased property]

     f.  927 E Philadelphia
         Rapid City, SD 57709
         [leased property]

     g.  821 E. Commercial
         Springfield, MO 65803
         [leased property]

     h.  5501-B NE 10th Street
         Oklahoma City, Oklahoma  73117
         [leased property]



    (3)  Bank Accounts of AMCON (other than those at Agent):

   Bank (with address)     Account Number     Type of Account

    a.   US Bank           53910011458        Depository/Blocked Account
    b.   Bank of Oklahoma  818090129          Depository/Blocked Account


    (B) (1) Beverage Group's Business Locations (please indicate which location is the principal place of business and at which locations originals and all copies of Beverage Group's books, records and accounts are kept).

    a.  2 North Lake Avenue
        Suite 910
        Pasadena, California  91101
        [principal place of business/leased property]

    (2) Other locations of Collateral (including, without limitation, warehouse locations, processing locations, consignment locations) and all post office boxes of Beverage Group. Please indicate the relationship of such location to Beverage Group (i.e., public warehouse, processor, etc.).

    a.  c/o State Logistices
        6570 Altura B1
        Buena Park, California  90621
        [bailee/warehouse location]

    b.  c/o Distribution Services of Atlanta
        4099 Old Dixie Highway
        Atlanta, Georgia  30354
        [bailee/warehouse location]

    c.  c/o John-Jeffery Corporation
        31 Heller Road
        Bellmawr, New Jersey 08031
        [bailee/warehouse location]

    d.  c/o Ameripec, Inc.
        6965 Aragon Circle
        Buena Park, California  90620
        [processor' location]

    e.  c/o Bloomfield Bakers
        10711 Bloomfield Street
        Los Alamitos, California  90720
        [processor' location]

    f.  c/o Gluek Brewing Inc.
        219 North Red River Avenue
        Cold Spring, Minnesota  56320
        [processor' location]



    g.  c/o Initiative Foods, Inc.
        1117 K Street
        Sanger, California  93657
        [processor' location]

    h.  c/o Triple H Food Processors, Inc.
        5821 Wilderness Avenue
        Riverside, California  92504
        [processor' location]

    (3)  Bank Accounts of Beverage Group (other than those at Agent):

       Bank (with address)    Account Number       Type of Account

    a.  Bank of America       14590-26080          Checking


    (c) (1) Health Food's Business Locations (please indicate which location is the principal place of business and at which locations originals and all copies of Health Food's books, records and accounts are kept).

    a.  7807 East 51st Street
        Tulsa, Oklahoma  74145
        [principal place of business/leased property]

  (2) Other locations of Collateral (including, without limitation, warehouse locations, processing locations, consignment locations) and all post office boxes of Health Food. Please indicate the relationship of such location to Health Food (i.e., public warehouse, processor, etc.).

    a.  6900 "O' Street
        Suite 111
        Lincoln, Nebraska  68510
        [leased property]

    b.  2924 N.W. 63rd Street
        Oklahoma City, Oklahoma  73116
        [leased property]

    c.  1344 and 1348 East Battlefield
        Springfield, Missouri  65804
        [leased property]

    d.  6570 East 51st Street
        Tulsa, Oklahoma  74145
        [leased property]

    e.  Quail Springs MarketPlace Shopping Place
        2370 West Memorial Road
        Oklahoma City, Oklahoma 73134
        [leased property]




    f.  2911A and 2913 West 29th Street
        Topeka, Kansas
        [leased property]

    g.  5133 South 100th East Avenue
        Tulsa, Oklahoma 74145
        [leased property]


   (3)  Bank Accounts of Health Food (other than those at Agent):

      Bank (with address)     Account Number     Type of Account

    a.  BancFirst              055-1072471        Depository/
                                                  Disbursement-Blocked
                                                   Account
    b.                         055-1072570        Disbursement/Blocked
                                                   Account
    c.                         055-1072482        Depository/Blocked
                                                   Account
    d.                         055-1072493        Depository/Blocked
                                                   Account
    e.                         055-1072504        Depository/Blocked
                                                   Account
    f.                         057-1002313        Depository/Blocked
                                                   Account
    g.  Bank of America        40110760151        Depository/Blocked
                                                   Account
    h.  Columbian Bank         10085146           Depository/Blocked
                                                   Account
    i.  Wells Fargo Bank       261-3029809        Depository/Blocked
                                                   Account

    (D) (1) Chamberlin Natural's Business Locations (please indicate which location is the principal place of business and at which locations originals and all copies of Chamberlin Natural's books, records and accounts are kept).

    a.  430 North Orlando Avenue
        Winter Park, Florida  32789
        [principal place of business/leased property]

  (2) Other locations of Collateral (including, without limitation, warehouse locations, processing locations, consignment locations) and all post office boxes of Chamberlin Natural. Please indicate the relationship of such location to Chamberlin Natural (i.e., public warehouse, processor, etc.).

    a.  1531-1533 Highway 98 South
        Lakeland, Florida  33801
        [leased property]



    b.  1114 North Bermuda Avenue
        Kissimmee, Florida  34741
        [leased property]

    c.  7807 East 51st Street
        Tulsa, Oklahoma  74145
        [leased property]


    d.  4900 East Colonial Drive
        Suite 4960-4964
        Orlando, Florida
        [leased property]

    e.  1086 and 1082 Montgomery Road
        Altamonte Springs, Florida  32714
        [leased property]

    f.  MarketPlace Store
        7600 Dr. Phillips Boulevard
        Orlando, Florida
        [leased property]

    g.  1170 Oviedo Marketplace
        Oviedo, Florida
        [leased property]


   (3)  Bank Accounts of Chamberlin Natural (other than those at Agent):

  Bank (with address)     Account Number       Type of Account

    a. B B & T                140362484        Depository/Blocked
                                                Account
    b. BancFirst              055-1080875      Depository/
                                                Disbursement/Blocked Account
    c.                        055-1080930       Disbursement/Blocked Account

    d.                        055-1080039       Depository/Blocked Account

    e.                        055-1080886       Depository/Blocked Account

    f.                        055-1080897       Depository/Blocked Account

    g.                        055-1080908       Depository/Blocked Account

    h.                        055-1080017       Depository/Blocked Account

    i.                        055-1080919       Depository/Blocked Account

    j.                        055-1080028       Depository/Blocked Account

    k. Citizens Bank
       of Oviedo              300000510         Depository/Blocked Account

    l. SunTrust               1609600509        Depository/Blocked
                                                 Account

    (E) (1) Hawaiian Natural's Business Locations (please indicate which location is the principal place of business and at which locations originals and all copies of Hawaiian Natural's books, records and accounts are kept).

    a.  98-746 Kuahao Place
        Pearl City, Hawaii 96782
        [leased property/principal place of business/leased property]

   (2) Other locations of Collateral (including, without limitation, warehouse locations, processing locations, consignment locations) and all post office boxes of Hawaiian Natural. Please indicate the relationship of such location to Hawaiian Natural (i.e., public warehouse, processor, etc.).

    a.  16-305 Old Volcano Road
        Keaau, Hawaii  96749
        [leased property]

    b.  91-291 Kalaeloa Boulevard
        B1
        Kapolei, Hawaii  96707
        [leased property]


    (3)  Bank Accounts of Hawaiian Natural (other than those at Agent):

   Bank (with address)      Account Number          Type of Account

    a.  Bank of Hawaii         1-679538                Business Checking
























                  EXHIBIT B   COMPLIANCE CERTIFICATE

    Attached to and made a part of that certain Amended and Restated Loan and Security Agreement, as it may be amended in accordance with its terms from time to time, including all exhibits attached thereto (the "Agreement") of even date herewith among AMCON Distributing Company ("AMCON"), Chamberlin Natural Foods, Inc. ("Chamberlin Natural"), Hawaiian Natural Water Company, Inc. ("Hawaiian Natural"), The Beverage Group, Inc. ("Beverage Group") and The Health Food Associates, Inc. ("Health Food") (AMCON, Chamberlin Natural, Hawaiian Natural, Beverage Group and Health Food are collectively referred to as "Borrowers") and LASALLE BANK NATIONAL ASSOCIATION, as agent ("Agent") and each lender from time to time a party thereto ("Lenders").
This Certificate is submitted pursuant to subsection 9(c) of the Agreement. The undersigned hereby certifies to Agent and Lenders that as of the date of this Certificate:
Manually Numbered

   1. The undersigned is the ___________________________ of Borrower Representative.

    2. There exists no event or circumstance which is or which with the passage of time, the giving of notice, or both would constitute an Event of Default, as that term is defined in the Agreement, or, if such an event of circumstance exists, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrower has taken or proposes to take with respect thereto.

    3. No material adverse change in the condition, financial or otherwise, business, property, or results of operations of Borrowers has occurred since [date of last Compliance Certificate/last financial statements delivered prior to closing], or, if such a change has occurred, a writing attached hereto specifies the nature thereof and the action that Borrowers have taken or proposes to take with respect thereto.

    4. Borrowers are in compliance with the representations, warranties and covenants in the Agreement, or, if Borrowers are not in compliance with any representations, warranties or covenants in the Agreement, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrowers have taken or proposes to take with respect thereto.

    5. The financial statements of each Borrower being concurrently delivered herewith have been prepared in accordance with generally accepted accounting principles consistently applied and there have been no material changes in accounting policies or financial reporting practices of such Borrower since [date of the last Compliance Certificate/date of last financial statements delivered prior to closing] or, if any such change has occurred, such changes are set forth in a writing attached hereto.






    6. Attached hereto is a true and correct calculation of the financial covenants contained in the Agreement.

                                     AMCON Distributing Company, as Borrower
                                   Representative

                                   By __________________________________
                                   Title _______________________________














































                     EXHIBIT C   COMMERCIAL TORT CLAIMS
                                    None

          EXHIBIT D   FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance (the "Assignment and Acceptance") is executed as of _______________, _____, between ____________________________
("Assignee") and _______________________________ ("Assignor").


                          W I T N E S S E T H:

   WHEREAS, Assignor is party to a Loan and Security Agreement dated as of ________, 200_ (as amended from time to time, the "Loan Agreement") among LaSalle Bank National Association, as agent and a lender, all other lenders from time to time a party to the Loan Agreement, and ________________ ("Borrower").

   WHEREAS, Assignor has agreed to assign a portion of its loans and other financial accommodations to Borrower pursuant to the Loan Agreement to Assignee and Assignee has agreed to accept such assignment;

  NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.  Defined Terms
     Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

2.  Assignment and Assumption
     Assignor hereby assigns to Assignee, without recourse, representation or warranty (other than as expressly provided herein), and Assignee hereby assumes, all of Assignor's right, title and interest arising under the Loan Agreement and the Other Agreements with respect to a portion of the outstanding Loans to Borrower equal to Assignee's Pro Rata Share (as set forth under Assignee's signature hereto) of the outstanding Loans to Borrower; provided, that Assignee's obligations to Assignor, Borrower or any Lender are strictly limited to those obligations under the Loan Agreement unless otherwise explicitly provided for herein. Upon the Assignment Effective Date (as defined below), Assignee's Revolving Loan Commitment [, outstanding Term Loan [A] balance, outstanding Term Loan B balance, Capital Expenditures Loan Commitment] and Pro Rata Share shall be as set forth below Assignee's signature hereto. After giving effect to the assignment hereunder, Assignor's remaining Revolving Loan Commitment [, outstanding Term Loan [A] balance, outstanding Term Loan B balance, Capital Expenditures Loan Commitment] and Pro Rata Share shall be as set forth below Assignor's signature hereto.

3.  Payments on Assignment Effective Date
     In consideration of the assignment by Assignor to Assignee pursuant to this Assignment and Acceptance, Assignee agrees to pay to Assignor on or prior to the Assignment Effective Date an amount specified by Assignor in writing on or prior to the Assignment Effective Date which represents Assignee's Pro Rata Share of the Loans to Borrower and outstanding on the Assignment Effective Date.


4.  Effectiveness
     This Assignment and Acceptance shall become effective upon the full execution and delivery of this Assignment and Acceptance (the "Assignment Effective Date).

5.  Representations and Warranties
     (a) Each of Assignor and Assignee represents and warrants to the other party as follows:

      (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment and Acceptance;

     (ii) the making and performance by it of this Assignment and Acceptance and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation of the jurisdiction of its incorporation or any other law or regulation applicable to it;

     (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by applicable bankruptcy, reorganization, insolvency or similar laws affecting the enforcement of creditors' rights generally and by general equity principles; and

     (iv) all approvals, authorizations, or other actions by, or filing with, any governmental authority necessary for the validity or enforceability of its obligations under this Assignment and Acceptance have been obtained.

     (v) Assignor represents and warrants to Assignee that Assignee's Pro Rata Share of the Maximum Loan Limit and the outstanding Loans being assigned hereunder are not subject to any liens or security interests created by or known to Assignor.

6.  Miscellaneous

     (b) Assignor shall not be responsible to Assignee for the execution (by any party other than Assignor), effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of the Loan Agreement, the Other Agreements or any of the agreements, documents or instruments executed and/or delivered in connection therewith (collectively, the "Loan Documents") or for any representations, warranties, recitals or statements made therein or in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents made or furnished or made available by Assignor to Assignee or by or on behalf of Borrower or any other person obligated under the Loan Documents (collectively, the "Credit Parties") to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby. Except as otherwise set forth in the Loan Agreement, Assignor shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any default (matured or unmatured) under the Loan Documents.

     (c) Assignee represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the making of the Loans and the assignment by Assignor to Assignee hereunder and has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties. Assignor shall have no duty or responsibility (except as expressly provided in the Loan Agreement) either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of Assignee or to provide Assignee with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter and shall further have no responsibility with respect to the accuracy of, or the completeness of, any information provided to Assignee, whether by Assignor or by or on behalf of any Credit Party.

     (d) Assignee (x) agrees that it will perform all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender and (y) represents that it is either (i) a corporation organized under the laws of the United States or a state thereof or (ii) entitled to complete exemption from United States withholding tax imposed on or with respect to any payments to be made to it pursuant to the Loan Agreement.

     (e) ANY DISPUTE BETWEEN ASSIGNOR AND ASSIGNEE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF ILLINOIS.

     (f) No term or provision of this Assignment and Acceptance may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Assignment and Acceptance.

     (g) This Assignment and Acceptance may be executed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

     (h) All payments hereunder or in connection herewith shall be made in U.S. dollars and in immediately available funds, payable to the account of Assignor at its office as designated in the Loan Agreement.

     (i) This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither of the parties hereto may assign or transfer any of its rights or obligations under this Assignment and Acceptance without the prior consent of the other party. The preceding sentence shall not limit the right of Assignee to assign all or part of its Pro Rata Share of the Maximum Loan Limit and any outstanding Loans assigned under this Assignment and Acceptance in the manner contemplated by the Loan Agreement.


     (j) All representations and warranties made herein and indemnities provided for herein shall survive the consummation of the transactions contemplated hereby.





IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Acceptance as the date first above written.

     __________________________________,
     as Assignor
     By _______________________________
     Its ______________________________

     Pro Rata Share:  ______%
     Revolving Loan Commitment:  $_______________
     Outstanding Term Loan [A] balance $___________
    [Outstanding Term Loan B balance $____________]
    [Capital Expenditures Loan Commitment $_______]
    __________________________________,
    as Assignee
    By ________________________________
    Its _______________________________
    Pro Rata Share:  _______%
    Revolving Loan Commitment:  $_______________
    Outstanding Term Loan [A] balance $___________
    [Outstanding Term Loan B balance $____________]
    [Capital Expenditures Loan Commitment $_______]

























                     SCHEDULE 1   PERMITTED LIENS






















































                    SCHEDULE 11(g) - LITIGATION

  Michael Ash v. Health Food Association Inc, Case No. CS 2003-9415,
District Court of Oklahoma County, Oklahoma SCHEDULE 11(i)   AFFILIATE
TRANSACTIONS
     Limited to insurance allocations
     Hawaiian Natural Water Company, Inc. sells bottled water to The
Beverage
     Group, Inc. Trinity Springs, Inc. and to AMCON Distributing Company The Beverage Group, Inc. purchases inventory from Hawaiian Natural
Water Company, Inc.











































                  SCHEDULE 11(j)   NAMES & TRADE NAMES

  AMCON Distributing Company              [Legal Name]
  Genco Marketing                         [Trade Name of AMCON]
  Chamberlin Natural Foods, Inc.          [Legal Name]
  Chamberlin's Market & Cafe              [Trade Name of Chamberlin
                                              Natural]
  Health Food Associates, Inc.            [Legal Name]
  Akin's Natural Foods Market & Cafe      [Trade Name of Health Food]
  Hawaiian Natural Water Company, Inc.    [Legal Name]
  The Beverage Group, Inc.                [Legal Name]
  Bahia                                    [Trade Name of Hawaiian Natural]
  Nesco Water                             [Trade Name of Hawaiian Natural]









































                       SCHEDULE 11(n)   INDEBTEDNESS
  (i)  AMCON indebtedness to Gold Bank in an amount not to exceed
$6,438,683.00 secured only by real property.



















































              SCHEDULE 11(p)   PARENT, SUBSIDIARIES AND AFFILIATES

AMCON:
The Healthy Edge, Inc.                     [Subsidiary]
Hawaiian Natural Water Company, Inc.       [Subsidiary]
The Beverage Group, Inc.                   [Subsidiary]
Trinity Springs, Inc.                      [Subsidiary (85%)]
CHAMBERLIN:
The Healthy Edge, Inc.                     [Parent]
HEALTH FOOD:
The Healthy Edge, Inc.                     [Parent]
HAWAIIAN NATURAL:
AMCON Distributing Company                 [Parent]
Beverage Group:
AMCON Distributing Company                 [Parent]








































               SCHEDULE 17(a)   CLOSING DOCUMENT CHECKLIST